   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1999


                                                      REGISTRATION NO. 333-67435
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           CITIZENS FIRST CORPORATION
                 (Name of small business issuer in its charter)

            KENTUCKY                           6712                          61-0912615
     (State or jurisdiction        (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or          Classification Code Number)          Identification No.)
         organization)

               1805 CAMPBELL LANE, BOWLING GREEN, KENTUCKY 42104
                                 (502) 393-0700
   (Address and telephone number of principal executive offices and intended principal place of business)
                             ---------------------
                                 MARY D. COHRON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CITIZENS FIRST CORPORATION
               1805 CAMPBELL LANE, BOWLING GREEN, KENTUCKY 42104
                                 (502) 393-0700
           (Name, address and telephone number of agent for service)
                             ---------------------
                                   COPIES TO:

           J. DAVID SMITH, JR., ESQ.                          JAMES A. GIESEL, ESQ.
           STOLL, KEENON & PARK, LLP                        BROWN, TODD & HEYBURN PLLC
         201 E. MAIN STREET, SUITE 1000                 400 WEST MARKET STREET, 32ND FLOOR
           LEXINGTON, KENTUCKY 40507                        LOUISVILLE, KENTUCKY 40202
                 (606) 231-3062                                   (502) 568-0307

                             ---------------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
   TITLE OF EACH CLASS OF            AMOUNT           OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
 SECURITIES TO BE REGISTERED    TO BE REGISTERED         PER SHARE              PRICE                 FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value...      536,667(1)             $15.00            $8,050,005(2)        $2,237.90(3)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Includes 70,000 shares that may be purchased pursuant to the over-allotment option granted to the Underwriter.
(2) Estimated solely for the purpose of determining the registration fee.

(3) Previously paid.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                         INITIAL PUBLIC OFFERING

                                   PROSPECTUS

                       (CITIZENS FIRST CORPORATION LOGO)

                         466,667 SHARES OF COMMON STOCK
                                $15.00 PER SHARE

                           -------------------------

Citizens First Corporation
1805 Campbell Lane
Bowling Green, Kentucky 42104
(502) 393-0700

The Offering:

                       PER SHARE       TOTAL
                       ---------   -------------
Public Price.........   $15.00     $7,000,005.00
Underwriting
  Discounts..........   $ 1.05     $  490,000.35
                        ------     -------------
Proceeds to Citizens
  First
  Corporation........   $13.95     $6,510,004.65
                        ======     =============

We are offering shares of common stock to fund the start-up of a new commercial bank named Citizens First Bank, Inc. We will be the sole owner of Citizens First Bank, which will have its headquarters in Bowling Green, Kentucky. Citizens First Bank will provide a full range of commercial and consumer banking services for small- to medium-sized businesses as well as individuals.

This is our initial public offering, and no public market currently exists for our common stock. You should not invest in this offering unless you view your investment as a long-term one.

The underwriter has a 30-day option to purchase an additional 70,000 shares to cover over-allotments.

                            PROPOSED TRADING SYMBOL:
                           OTC BULLETIN BOARD -- CTZN

                           -------------------------

THIS IS A RISKY INVESTMENT. IT IS NOT A DEPOSIT OR AN ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. FACTORS THAT MAKE THIS INVESTMENT RISKY ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, ANY BANK REGULATORY AUTHORITY, OR ANY OTHER GOVERNMENT AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                       J.J.B. HILLIARD, W.L. LYONS, INC.


                               February 11, 1999

                       (Citizens First Corporation Logo)

                  (MAP OF KENTUCKY WITH WARREN COUNTY BLOW UP)

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before investing in the common stock. You should read this entire prospectus carefully.

1. WHO ARE WE?

     Citizens First Corporation was incorporated under the laws of Kentucky in 1975 to conduct business as a private investment club with a small number of shareholders. We are now becoming a bank holding company through the organization of Citizens First Bank, Inc. in Bowling Green, Warren County, Kentucky. We are organizing Citizens First Bank as a Kentucky chartered bank with depository accounts to be insured by the Federal Deposit Insurance Corporation. To complete the offering, we must receive all necessary regulatory approvals and satisfy conditions that are customary in forming a bank.


     As of the date of this prospectus, we have assets consisting of cash in the approximate amount of $16,000, a building and other assets purchased for Citizens First Bank, publicly traded securities having an approximate market value of $900,000 and proceeds from recent sales of a portion of our securities portfolio in the approximate amount of $618,000. Approximately one-half of the value of our securities portfolio is invested in two companies: 34% in Dollar General Corporation and 20% in Firstar Corporation.


2. WHAT IS THE OFFERING?

Securities Offered for
  Sale.......................   Shares of common stock of Citizens First
                                Corporation. For a description of these shares, see "Description of Capital Stock" on page 42.

Number of Shares Being
  Offered....................   466,667. No person, including his family members
                                and entities he controls, may purchase more than 14,000 shares. In addition, the underwriter has a 30-day option to purchase up to 70,000 additional shares to cover over-allotments. For a description of this option, see "Underwriting" on page 56.

Price to the Public..........   $15.00 per share.


Number of Shares Outstanding
  Before the Offering........   After the adjustment based on the market value
                                of our securities portfolio on February 5, 1999, including proceeds from recent sales our, current shareholders hold 106,386 shares. For a description of this adjustment, see "Principal
                                Shareholders -- Adjustment to Shareholdings;
                                Dilution of Your Shares" on page 37.

Number of Shares to be
  Outstanding After
  the Offering...............   573,053 shares will be outstanding immediately
                                after the offering and the adjustment. This number assumes that the underwriter does not exercise its option to purchase 70,000 additional shares.


Dividend Policy..............   We do not intend to pay any cash dividends in
                                the foreseeable future.

Use of Proceeds..............   We will use the net proceeds of the offering to
                                capitalize Citizens First Bank, pay
                                organizational expenses and repay loans incurred in organizing and preparing Citizens First Bank to begin business. For further details, see "Use of Proceeds" on page 39.

Risk Factors.................   You should read the "Risk Factors" section
                                beginning on page 6 before deciding to invest in the offering.

3. WHY ARE WE STARTING A NEW COMMUNITY BANK?

     A number of developments have led to substantial consolidation of the banking industry in Kentucky. In many cases, in Bowling Green and elsewhere, large regional bank holding companies have acquired previously locally owned or managed banks and have consolidated them as branches into their banks. We believe that, after consolidation, these banks no longer offer the same level of personalized customer service.

     Although the banking industry remains competitive, we believe that this consolidation has created a favorable opportunity for a new locally owned and managed commercial bank in our proposed market area. We want to take advantage of this opportunity. We believe that a locally owned and managed bank dedicated to, and actively interested in, the needs of local businesses and residents will fill a need for service and convenience not being satisfied by the existing financial institutions in Bowling Green.

4. WHAT WILL BE CITIZENS FIRST BANK'S MARKET AREA?

     Citizens First Bank's primary market area will be Bowling Green-Warren County, Kentucky, one of the fastest growing counties in Kentucky from 1990 through 1996. We believe this area has a significant banking market and an expanding and diverse economic base, which includes a wide range of small- to medium-sized businesses engaged in manufacturing, services and retail. In addition to our primary market area, we anticipate offering our banking services to individuals and businesses located in several Kentucky counties near Warren County.

5. WHERE WILL CITIZENS FIRST BANK'S OFFICES BE LOCATED?

     Citizens First Bank will open with a main office which will serve as our corporate headquarters at 1805 Campbell Lane in the main retail trading area of Warren County. A branch office of Citizens First Bank will be opened in March 1999 and will be closer to downtown Bowling Green at 901 Lehman Avenue. The telephone number for both the main and branch offices will be (502) 393-0700.

6. WHAT WILL BE CITIZENS FIRST BANK'S BUSINESS STRATEGY?

     Citizens First Bank will compete aggressively for banking business through a systematic program of directly calling on both customers and referral sources such as attorneys, accountants, mortgage brokers, insurance agents and other business people, many of whom are already known to Citizens First Bank's officers and directors. Citizens First Bank will be committed to developing strong customer relationships by providing:

        - customer access to executive management;

        - continuity in officer and staff personnel;

        - an active personal call program by officers;

        - an understanding of customers' businesses and needs;

        - prompt response to customer requests; and

        - development of relationships that are durable and that grow as Citizens First Bank and its customers continue in business.

     We have hired and will continue to hire experienced staff to provide personalized service and to generate competitively priced loans and deposits. This experienced staff will have access to technology, software and database systems selected to deliver high-quality products and provide responsive service to clients. Through an agreement with a third-party service provider to provide data processing services and customer accounts statement preparation, Citizens First Bank will reduce the in-house personnel and equipment required to deliver such services and products.

7. WHO IS OUR MANAGEMENT?

     Mary D. Cohron is our President and Chief Executive Officer. Ms. Cohron served as a director of Trans Financial, Inc., a bank holding company previously located in Bowling Green. She headed the Tax and Revenue Anticipation Note Program for the Kentucky School Boards Association, and provided strategic planning and consultant services for small businesses. John T. Perkins is our Vice-President/Chief Operating Officer. Mr. Perkins has owned a bank consulting company and served for over twenty years with Trans Financial Bank in Bowling Green, Kentucky, serving as Chief Operating Officer at the time he left Trans Financial Bank in 1995. Gregg A. Hall is our Vice-President/Chief Financial Officer. Mr. Hall was from August 1988 to August 1998 Auditor and Senior Vice-President for Trans Financial, Inc. Barry D. Bray is our Chief Credit Officer. Mr. Bray served as chief credit officer for Trans Financial, Inc. from 1982 to 1998.

     We are assembling an experienced professional staff for Citizens First Bank which will include 19 full-time and 5 part-time employees when it opens for business.


     Our Board of Directors is made up of individuals with broad backgrounds in business, real estate, banking and government. Current directors include, in addition to Ms. Cohron and Mr. Perkins:


        - Jerry E. Baker who is Chairman of the Board of Directors of Airgas Mid-America, Inc.;

        - Billy J. Bell who is co-owner of Mid-South Feeds;

        - Floyd H. Ellis who is President of Warren Rural Electric Cooperative Corporation and former Vice-Chairman of Trans Financial, Inc.;

        - James H. Lucas who is Of Counsel to English, Lucas, Priest & Owsley;
          and

        - Joe B. Natcher, Jr. who is President of Southern Foods, Inc.

                                  RISK FACTORS

     There is a high degree of risk associated with an investment in the shares. You should not invest any funds in shares unless you can afford to lose your entire investment. You should view any purchase of shares as a long-term investment. Our business, financial condition or results of operations could be materially and adversely affected by any of the following risks. You should carefully consider the following factors in addition to the other information set forth in this prospectus before making an investment in the shares.

     WE ARE A NEW BUSINESS WITH NO OPERATING HISTORY FOR YOU TO CONSIDER IN MAKING AN INVESTMENT DECISION. We have no history of operations as a bank holding company. You do not have information such as historical financial data in assessing an investment in shares as would be available to the purchaser of securities of a company with a history of operations.

     WE EXPECT SIGNIFICANT LOSSES FOR AT LEAST TWO YEARS. For us to be profitable, we will need to attract a large number of customers to deposit and borrow money, among other things. This will take time. We expect to lose money for at least two years. Based on our projections, we expect these losses to accumulate to more than $1,000,000 before we are profitable. It is possible that we may never be profitable and that you will lose part or all of your investment.

     DELAYS IN OPENING CITIZENS FIRST BANK WILL INCREASE OUR EXPECTED
LOSSES. Any delay in starting operations will increase our pre-operational expenses, such as salaries and other administrative expenses, without the ability to generate any revenues. We expect Citizens First Bank to start business during February 1999 at its main office. However, there can be no assurance as to when, if at all, such opening will occur. We will be unable to begin operations until we have satisfied the conditions of all required regulatory approvals.


     OUR PROFITABILITY WILL SUFFER IF WE ARE UNABLE TO IMPLEMENT OUR BUSINESS STRATEGY. If we are unable to successfully implement our business strategy, our profitability and the value of your shares will suffer. See
"Business -- Business Strategy" on page 12. The growth and expansion of Citizens First Bank's business will place significant demands on its management, operational and financial resources. Successful implementation of our business strategy requires continued growth and will depend on our ability to:


        - attract a significant number of customers;

        - manage profitably our assets, liabilities and capital;

        - develop necessary business relationships to provide products and services;

        - implement and improve operational, financial and management information systems and other technology; and

        - hire and train additional qualified personnel.

     WE MAY BE UNABLE TO PROVIDE NEW FINANCIAL PRODUCTS AND SERVICES DEMANDED BY OUR CUSTOMERS. As the banking industry changes, our success will depend upon Citizens First Bank's ability to offer new products and provide new financial services that meet changing customer requirements. We cannot assure you that we can successfully develop and bring new products and services to market in a timely manner. See "Business -- Business Overview" and "Competition" on pages 12 and 18.

     OUR PROFITABILITY MAY SUFFER BECAUSE OF YEAR 2000 PROBLEMS. We could experience interruptions in Citizens First Bank's business and significant losses if we, a borrower or a vendor rely on computer information systems that are unable to accurately process dates beginning on January 1, 2000. See "Business -- Year 2000 Readiness" on page 23.

     AN ECONOMIC DOWNTURN IN THE BOWLING GREEN-WARREN COUNTY ECONOMY WOULD NEGATIVELY AFFECT US. The operations of Citizens First Bank will be materially dependent upon and sensitive to the economy of the Bowling Green-Warren County area. An economic downturn or a strike at an employer susceptible to labor difficulties, such as the General Motors Corvette Plant, could have a significant adverse effect upon our earnings and financial condition.

     OUR PROFITABILITY MAY SUFFER BECAUSE OF THE INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS. Our Bylaws require the indemnification of our officers and directors to the fullest extent permitted by law. These provisions could result in expenses that would reduce our earnings. See
"Management -- Indemnification of Directors and Officers" on page 35.

     WE ARBITRARILY DETERMINED THE $15.00 OFFERING PRICE WHICH MAY BE GREATER THAN THE MARKET PRICE FOR THE COMMON STOCK FOLLOWING THE OFFERING. We arbitrarily determined the offering price of $15.00 per share in consultation with the underwriter. This price is not based upon our earnings or our history of operations and may not be indicative of the value of the shares.

     WE EXPECT A LIMITED TRADING MARKET FOR YOUR SHARES. No public trading market for the common stock exists and there may never be one. The underwriter has told us that it intends to make quotations of our common stock on the NASD OTC Bulletin Board and to act as a market maker of the common stock following the offering. The underwriter is not obligated to do this and the development of a public trading market depends upon the existence of willing buyers and sellers which is not within our control or that of the underwriter. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time.

     Even with a market maker, the limited size of this offering, our lack of earnings history and the absence of dividends in the foreseeable future will impede the development of an active and liquid market for common stock. You should carefully consider the limited liquidity of your investment in the shares.


     WE MAY ISSUE ADDITIONAL STOCK THAT WILL DILUTE YOUR PERCENTAGE OWNERSHIP AND, POSSIBLY, THE VALUE OF YOUR SHARES. Following this offering, 573,053 shares of common stock will be outstanding. Our Board of Directors may issue additional shares up to the authorized maximum of 1,000,000 without prior shareholder approval and without allowing shareholders the right to purchase their pro rata portion of such shares. The issuance of any new shares of common stock for whatever purpose would cause dilution in your percentage ownership of common stock and perhaps in the value of your shares. See "Description of Capital Stock -- No Preemptive Rights" on page 43.


     Our Board of Directors may issue, without shareholder approval, preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect your voting power or other rights as a holder of common stock. Moreover, we could use the preferred stock as a method of discouraging, delaying or preventing a change in control. See "Description of Capital
Stock -- Preferred Stock" on page 43.

     OUR NET WORTH WOULD DECLINE IN THE EVENT OF A DECLINE IN THE VALUE OF OUR SECURITIES PORTFOLIO. Our securities portfolio may not retain its value until such time as we sell the securities to provide additional capital for Citizens First Bank. This volatility risk is increased by the fact that approximately one-half of the value of our current securities portfolio is invested in Dollar General Corporation and Firstar Corporation.



     WE DEPEND ON MS. COHRON AND MESSRS. PERKINS AND HALL AND THEY WOULD BE DIFFICULT TO REPLACE. We will be substantially dependent upon the continuing services of Mary D. Cohron, John T. Perkins and Gregg A. Hall. We do not intend to carry key man life insurance on any of our executives. The loss of the services of any member of our senior management, or the inability to attract and retain other experienced banking personnel, could have a material adverse effect on our business. See "Management -- Directors and Executive Officers" on page 31.


     OUR PROFITABILITY MAY SUFFER IF OUR THIRD-PARTY SERVICE PROVIDER FAILS TO PROVIDE NEEDED SERVICES. We have a contract with a third party to provide Citizens First Bank's electronic data processing services off-premises. Citizens First Bank's operations could be disrupted by an interruption or default in such services, in which case our business, operating results and financial condition could be materially and adversely affected. See "Business -- Data Management and Other Services" on page 17.


     BECAUSE WE HAVE NO PLANS TO PAY CASH DIVIDENDS, YOU MAY RECOGNIZE A RETURN ON YOUR INVESTMENT ONLY THROUGH SELLING YOUR SHARES. We expect to pay no dividends on the common stock in the foreseeable future. We do not expect Citizens First Bank to generate sufficient net income during its initial years of operation to permit the payment of any dividends. See "Business -- Dividends" on page 23 and "Description of Capital Stock -- Dividend Rights and Limitations on Payment of Dividends" on page 42. Moreover, our directors are not required to declare dividends and state and federal banking laws restrict the payment of dividends. See "Supervision and Regulation -- Citizens First Bank: Dividend Restrictions" on page 51. You should not purchase shares if you are depending upon dividend income from this investment.


     WE CANNOT BE CERTAIN THAT THE CAPITAL OF CITIZENS FIRST BANK WILL BE ADEQUATE. We anticipate that our existing capital resources, including the net proceeds of the offering, will adequately satisfy the foreseeable capital requirements of Citizens First Bank. Future capital requirements, however, depend on many factors, including the ability to successfully attract new customers and provide additional services. Any necessary future equity or debt financing, if available at all, may be on terms which are not favorable to us and, in the case of equity financing, could result in dilution to your share ownership. If adequate capital is not available, Citizens First Bank will be subject to an increased level of regulatory supervision and our business, operating results and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 26 and "Supervision and Regulation -- Citizens First Bank:
Prompt Corrective Action for Capital Deficiencies" on page 52.

     CITIZENS FIRST BANK WILL FACE INTENSE COMPETITION FROM LARGER, MORE ESTABLISHED INSTITUTIONS. Commercial banking is a highly competitive business. We cannot assure you that Citizens First Bank will be able to compete successfully or profitably in its primary market area. Citizens First Bank will be competing for customers and employees with more established banks, as well as with savings and loan associations, credit unions, brokerage firms and mutual fund companies with greater financial resources and operating experience. Larger, more experienced institutions will likely use economies of scale available to them because of their greater size and offer customers greater convenience through the number of branches and automated teller machines made available by such entities. See "Business -- Competition" on page 18.

     CITIZENS FIRST BANK'S LACK OF OPERATING HISTORY AND ANTICIPATED RELIANCE ON COMMERCIAL LENDING INCREASES THE RISK OF DEFAULTS BY ITS BORROWERS. Credit losses can cause the insolvency and failure of Citizens First Bank, and in such event, you could lose your entire investment. The risk of nonpayment of loans is inherent in commercial banking. Because Citizens First Bank has no operating history, none of Citizens First Bank's customers will have an established credit history with Citizens First Bank. Citizens First Bank will make various types of loans, including commercial, consumer, residential mortgage and construction loans. We anticipate that approximately 65% of Citizens First Bank's loans will be commercial loans, although the actual percentage may vary. Commercial lending is more risky than residential lending because loan balances are greater and the borrower's ability to repay is dependent on the success of the borrower's operation. We will try to limit our exposure to default risk by carefully monitoring the amount of loans we make within specific industries and through prudent lending practices, but will not be able to eliminate the risk.

     CITIZENS FIRST BANK'S LENDING LIMITS WILL BE SIGNIFICANTLY LOWER THAN MOST OF ITS COMPETITORS. Citizens First Bank's lending limit will be significantly lower than most of its competitors and may affect its ability to seek relationships with larger businesses in our market area. We expect that Citizens First Bank's initial legal lending limit will be approximately $1.5 million immediately following the offering. Because this limit is based upon a percentage of Citizens First Bank's capital and surplus, the limit will likely decrease until Citizens First Bank is profitable. We intend for Citizens First Bank to accommodate loans in excess of its lending limit through the sale of participations in those loans to other banks, but it may not be able to do so.

     OUR PROFITABILITY MAY SUFFER IF WE ARE UNABLE TO SUCCESSFULLY MANAGE INTEREST RATE RISK. Our profitability will depend in substantial part upon the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Changes in interest rates will affect our operating performance and financial condition in diverse ways. We intend to try to minimize our exposure to interest rate risk, but we will be unable to eliminate it. Our net interest spread will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally.

     OUR PROFITABILITY MAY SUFFER BECAUSE OF RAPID AND UNPREDICTABLE CHANGES IN THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE WILL OPERATE. We will be subject to supervision by several governmental regulatory agencies. These regulations are beyond our control, may change rapidly and unpredictably and can be expected to influence our earnings and growth. Although these regulations impose costs upon us and Citizens First Bank, they are intended to protect depositors and you should not assume they protect your interests as a shareholder. See "Supervision and Regulation -- Citizens First Bank: Effects of Governmental Policies and Economic Conditions" on page 54.

                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR VIEWS ABOUT FUTURE EVENTS AND FINANCIAL PERFORMANCE. OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THESE FORWARD-LOOKING STATEMENTS FOR VARIOUS REASONS, INCLUDING THOSE SET FORTH IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6. THEREFORE, YOU SHOULD NOT PLACE UNDUE RELIANCE UPON THESE FORWARD-LOOKING STATEMENTS.

                                    BUSINESS
BACKGROUND

     We have operated since 1975 as a private investment club with a small number of shareholders. We have decided to enter the banking business because, in recent years, some Bowling Green banks have been acquired by regional multi-bank holding companies headquartered outside Bowling Green. In many cases, these acquisitions and consolidations have been accompanied by fee changes, branch closings, the dissolution of local boards of directors, management and personnel changes and, in the perception of our management, a decline in the level of personalized customer service. In our opinion, this situation has created a favorable opportunity for a new commercial bank that can attract those customers who prefer to conduct business with a locally managed institution that demonstrates an active interest in their businesses and personal financial affairs. We further believe that a locally managed institution will be better able to deliver more timely responses to customer requests, provide customized financial products and services and offer the personal attention of its senior banking officers.

     Citizens First Bank was incorporated on January 14, 1999 as a Kentucky corporation and has conducted no business. As preparation for the start of banking activities, we have:

        - acquired and renovated a building intended to serve as the main office for Citizens First Bank;

        - leased and are renovating office space for a branch office of Citizens First Bank;

        - acquired and installed necessary equipment in Citizens First Bank premises;

        - employed executive officers, senior officers and staff of Citizens First Bank;

        - formulated policies and procedures for Citizens First Bank;

        - trained Citizens First Bank staff;

        - negotiated a contract for the provision of data processing services for Citizens First Bank; and

        - pursued the establishment of correspondent banking relationships and other arrangements for necessary services.

STATUS OF ORGANIZATION

     On September 18, 1998 our directors filed as organizers an application with the Kentucky Department of Financial Institutions for permission to operate a state-chartered bank and an application with the Federal Deposit Insurance Corporation for deposit insurance. We filed on November 25, 1998 an application with the Federal Reserve Board for approval to become a bank holding company through ownership of Citizens First Bank. On December 11, 1998, the Kentucky Department issued an order approving the charter for Citizens First Bank with conditions, including the receipt of federal deposit insurance and minimum capital requirements. On December 28, 1998, the Federal Reserve Board approved our application to become a bank holding company. On January 21, 1999, the Federal Deposit Insurance Corporation approved Citizens First Bank's application for federal deposit insurance with conditions, including minimum capital requirements. We expect to be in a position to satisfy all conditions of our regulatory approvals upon the completion of this offering.

BUSINESS STRATEGY

     Citizens First Bank intends to emphasize experienced local management with a strong commitment to the communities located within its primary market area. We believe that the individuals and small- to medium-sized industrial and commercial businesses that will be the target customers of Citizens First Bank are not being adequately served by existing financial institutions. We also believe that our officers and directors are active in the community and that the community and business leaders are anxious to welcome a locally managed bank owned by a company with a broad base of local ownership. Citizens First Bank will be committed to providing outstanding customer service and banking products chiefly to individuals and small- to medium-sized businesses and will compete aggressively for banking business through a systematic program of directly calling on both customers and referral sources, such as attorneys, accountants, mortgage brokers, insurance agents and other business people, many of whom are already known to our officers and directors.

BUSINESS OVERVIEW

     Citizens First Bank will conduct a general banking business and serve as a full-service community financial institution offering a variety of products and services consistent with the goal of attracting individuals and small- to medium-sized businesses. These services will include the receipt of deposits, making of loans, issuance of checks, acceptance of drafts, consumer and commercial credit operations and mortgage lending. Citizens First Bank's deposit products will include basic, specialty and low-cost checking accounts and competitive savings and certificate of deposit accounts. Citizens First Bank's loan products will include a variety of retail, commercial, mortgage and consumer products.

     BUSINESS FINANCIAL SERVICES. Citizens First Bank intends to offer products and services consistent with the goal of attracting small- to medium-sized business customers. Citizens First Bank will actively pursue business checking accounts by offering competitive rates, telephone banking and other convenient services to its business customers. In some cases, Citizens First Bank may require business customers to maintain minimum balances. We also intend for Citizens First Bank to establish relationships with one or more correspondent banks and other independent financial institutions to provide other services requested by customers, including cash management services and loan participation where the requested loan amount exceeds the lending limits imposed by law or by our policies.


     CONSUMER FINANCIAL SERVICES. The retail banking strategy of Citizens First Bank is to offer basic banking products and services that are attractively priced and easily understood by the customer. Citizens First Bank will focus on making its products and services convenient and readily accessible to the customer. In addition to banking during normal business hours, Citizens First Bank's products and services will be delivered via multiple channels, including extended drive-in hours, automated teller machines, telephone, mail and by personal appointment. We plan for Citizens First Bank to utilize automated teller machines, with one automated teller machine initially at the main office drive-in facility. Citizens First Bank will join an automated teller machine network and we intend for it to explore locating automated teller machines at convenience stores and/or service stations, establishing Internet-based services and using a mobile branch bank. Citizens First Bank may also provide debit and credit card services by contracting for such services and will also offer night depository, direct deposits, Series E Savings Bond redemptions, cashier's and travelers checks and letters of credit.

     Citizens First Bank plans to offer a variety of deposit accounts, including checking accounts, regular savings accounts, NOW accounts, money market accounts, sweep accounts, fixed and variable rate individual retirement accounts, certificate of deposit accounts and safety deposit boxes. Although Citizens First Bank intends to offer a range of consumer and commercial deposit accounts, it does not plan initially to actively solicit certificates of deposits in principal amounts greater than $100,000.

     We have hired and will continue to hire experienced staff to provide personalized service. This experienced staff will have access to current software and database systems selected to deliver high-quality products and provide responsive service to clients. Our data management agreement with a third-party service provider will provide Citizens First Bank customers with convenient electronic access to their accounts. The use of a third-party service provider is intended to allow Citizens First Bank to remain at the forefront of technology while reducing the in-house personnel and equipment required to deliver such products.

     PROPOSED LENDING PRACTICES. We expect Citizens First Bank to make loans to individuals and businesses located within its proposed market area. We anticipate Citizens First Bank's loan portfolio will consist of commercial loans (65%), residential mortgage loans (20%) and personal loans (15%), although these percentages are approximations and the actual percentages may vary. We anticipate Citizens First Bank's legal lending limit under applicable regulations will be approximately $1.5 million immediately following the offering, based on the legal lending limit of 20% of capital and surplus.

     Commercial loans will be made primarily to small- and medium-sized businesses. These loans will be both secured and unsecured and are expected to be made available for inventory and accounts receivable, as well as any other purposes considered appropriate. Citizens First Bank will generally look to a borrower's business operations as the principal source of repayment, but will often also receive security interests in personal property and/or personal guarantees. Approximately 50% of Citizens First Bank's commercial loans are expected to be commercial real estate loans secured by a first lien on the commercial real estate. In addition, we expect that the majority of commercial loans that are not mortgage loans will be secured by a lien on equipment, inventory and/or other assets of the commercial borrower.

     Commercial lending involves more risk than residential lending because loan balances are greater and repayment is dependent upon the borrower's operations. Citizens First Bank will attempt to minimize the risks associated with these transactions by generally limiting its exposure to owner-operated properties of customers with an established profitable history. In many cases, risk will be further reduced by limiting the amount of credit to any one borrower to an amount less than Citizens First Bank's legal lending limit and avoiding types of commercial real estate financings considered risky.

     We expect Citizens First Bank to originate residential mortgage loans with either fixed or variable interest rates. Citizens First Bank's anticipated general policy will be to sell all fixed-rate loans in the secondary market. This policy is subject to review by management and may be revised as a result of changing market and economic conditions and other factors. We also expect Citizens First Bank to offer home equity loans which are secured by prior liens on the subject residence. We do not expect Citizens First Bank to retain servicing rights with respect to the majority of the residential mortgage loans that it originates. We anticipate that all of Citizens First Bank's residential real estate loans will be secured by a first lien on the real estate and that the majority of Citizens First Bank's personal loans will be home equity loans secured by a second lien on real estate.

     Citizens First Bank will make personal loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, and the making of home improvements and personal investments. We expect to retain substantially all of such loans.

     Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and, except for home equity lines of credit, usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Consumer lending collections are dependent on a borrower's continuing financial stability and are thus likely to be adversely affected by job loss, illness or personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. Citizens First Bank will underwrite its loans carefully, with a strong emphasis on the amount of the down payment, credit quality and history, employment stability and monthly income. These loans are expected generally to be repaid on a monthly repayment schedule with the payment amount tied to the borrower's periodic income. We believe that the generally higher yields earned on consumer loans will help compensate for the increased credit risk associated with such loans and that consumer loans will be important to Citizens First Bank's efforts to serve the credit needs of its customer base.

     Although we intend for Citizens First Bank to take a progressive and competitive approach to lending, it will stress high quality in its loans. Citizens First Bank will adopt written loan policies that contain general lending guidelines. These policies will be subject to periodic review and revision by the Citizens First Bank Board of Directors Loan Committee. These policies concern loan administration, documentation, approval and reporting requirements for various types of loans.

     Citizens First Bank will seek to make sound loans while recognizing that lending money involves a degree of business risk. Citizens First Bank's loan policies are designed to assist it in managing the business risk involved in making loans. These policies provide a general framework for Citizens First Bank's loan operations while recognizing that not all loan activities and procedures can be anticipated. Citizens First Bank's loan policies instruct lending personnel to use care and prudent decision-making and to seek the guidance of the Chief Credit Officer or the President and Chief Executive Officer of Citizens First Bank where appropriate.

     The Citizens First Bank loan policies address loan portfolio diversification and prudent underwriting standards, loan administration procedures, and documentation, approval and reporting requirements in light of Citizens First Bank's basic objectives of:

        - granting loans on a sound and collectible basis;

        - investing Citizens First Bank funds profitably for the benefit of you and other shareholders and securely for the benefit of depositors; and

        - serving the credit needs of the Bowling Green-Warren County market.

     Such policies provide that:

        - individual officers of Citizens First Bank have personal lending authority within varied ranges;

        - credits in excess of an officer's lending authority but not in excess of $750,000 require the approval of Citizens First Bank's executive officers; and

        - credits in excess of $750,000 require the approval of the Citizens First Bank Board of Directors Loan Committee.

     Citizens First Bank's loan policies provide guidelines for loan-to-value ratios that limit the size of loans to a maximum percentage of the value of the collateral securing the loans, which percentage varies by the type of collateral, including the following maximum loan-to-value ratios:

        - raw land (65%);

        - improved residential real estate lots (75%);

        - owner-occupied commercial real estate (80%);

        - non-owner-occupied commercial real estate (75%);

        - first mortgages on residences (90%); and


        - junior mortgages on residences (90%).


     We expect Citizens First Bank to use credit risk insurance, principally for residential real estate mortgages where the loan-to-value ratio exceeds 80%. Regulatory and supervisory loan-to-value limits are established by the Federal Deposit Insurance Corporation Improvement Act of 1991. Citizens First Bank's internal loan-to-value limitations will follow these limits and will often be more restrictive than those required by the regulators.

     Citizens First Bank's loan policies will also include other underwriting standards for loans secured by liens on real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based upon the type of collateral securing the loan and the borrower's income. Typically the borrower would be expected to have annual cash flow of 1.5 times required debt service. In addition, the loan policies require that Citizens First Bank obtain a written appraisal by a state certified appraiser for loans secured by real estate in excess of $50,000, subject to limited exceptions. The appraiser must be selected by Citizens First Bank and must be independent and licensed or state certified. Citizens First Bank may elect to conduct an in-house real estate evaluation for loans not exceeding $50,000. Citizens First Bank's loan policies also include maximum amortization schedules and loan terms for each category of loans secured by liens on real estate. Loans secured by commercial real estate will be subject to a maximum term of 10 years and a maximum amortization schedule of 20 years. Loans secured by residential real estate will have a maximum term and amortization schedule of 30 years. We intend for Citizens First Bank to sell to the secondary market all residential fixed-rate mortgage loans, thereby reducing the interest rate risk and credit risk to Citizens First Bank. Loans secured by vacant land will be subject to a maximum term of 3 years and a maximum amortization schedule of 10 years.

     Citizens First Bank's loan policies will also establish a limit on the aggregate amount of loans to any one borrower. These loan policies provide that no loan shall be granted where the aggregate liability of the borrower to Citizens First Bank will exceed approximately $1.5 million. This internal lending limit is subject to review and revision by the Citizens First Bank Board of Directors from time to time.

     In addition, Citizens First Bank's loan policies will provide guidelines for:

        - personal guarantees;

        - environmental policy review;

        - loans to employees, executive officers and directors;

        - problem loan identification;

        - maintenance of a loan loss reserve; and

        - other matters relating to Citizens First Bank's lending practices.

     INVESTMENTS. Our principal investment will be the purchase of all of the common stock of Citizens First Bank. In addition, until such time as Citizens First Bank can make use of additional capital we intend to retain ownership of our securities portfolio. Funds retained by us from time to time may be invested in various debt instruments, including, but not limited to, obligations of, or guaranteed by, the United States, general obligations of states or political subdivisions thereof, bankers' acceptances or certificates of deposit of U.S. commercial banks, or commercial paper of U.S. issuers rated in the highest category by a nationally-recognized investment rating service. Although we are permitted to make limited portfolio investments in equity securities and to make equity investments in subsidiary corporations engaged in other permissible non-banking activities, which may include real estate-related activities such as mortgage banking, community development, real estate appraisals, arranging equity financing for commercial real estate and owning and operating real estate used substantially by Citizens First Bank or acquired for its future use, we have no present plan to make any such equity investment. Our Board of Directors may alter our investment policy without shareholder approval.

     Citizens First Bank may invest its funds in a variety of debt instruments and may participate in the federal funds market with other depository institutions. Subject to limited exceptions, Citizens First Bank will be prohibited from investing in equity securities. Under one such exception, with the prior approval of the Federal Deposit Insurance Corporation, a bank can invest up to 10% of its total assets in the equity securities of a subsidiary corporation engaged in permissible real estate-related activities. Citizens First Bank has no present plan to make such an investment. Real estate acquired by Citizens First Bank in satisfaction of or in foreclosure upon loans may be held, subject to a determination by a majority of its Board of Directors as to the advisability of retaining the property, for a period not to exceed 60 months after the date of acquisition or such longer period as the appropriate regulators may approve. Citizens First Bank will also be permitted to invest an aggregate amount not in excess of 40% of its capital in such real estate, including furniture and fixtures, as is necessary for the convenient transaction of the business. Citizens First Bank has no present plan to make any such investment though its Board of Directors may alter the investment policy without shareholder approval.

     FINANCIAL PLANNING. We are exploring using a third-party provider or creating a partnership, joint venture or other relationship with a financial planner to offer financial planning and investment services through Citizens First Bank. The objective of offering these products and services would be to generate fee income and strengthen relationships with Citizens First Bank customers.

     TRUST SERVICES. Citizens First Bank through its regulatory applications is seeking the approval for trust powers. We anticipate the establishment of a trust department by Citizens First Bank in the future, though not immediately upon the commencement of operations, and expect some of Citizens First Bank's administrative trust services to be provided by a third-party provider.

BANK PREMISES; BANKING HOURS

     We have purchased, through a loan collateralized by our securities portfolio and the subject property, a building at 1805 Campbell Lane in Bowling Green which is intended to serve as our corporate headquarters and as the main office of Citizens First Bank. The main office telephone number is (502) 393-0700. The main office is located in the Scottsville Road/Greenwood Mall area of Bowling Green, a high-traffic retail area which serves as the center of retail trading in Warren County. We will contribute the main office in a renovated and furnished state as part of the capitalization of Citizens First Bank. See "Use of Proceeds" on page 39.

     The main office will consist of a one-story building of approximately 5,100 square feet with public areas including a lobby measuring 912 square feet and 3 teller stations. The building will also include 7 offices, 1 conference room, a vault, an employee lounge and general storage space. The cost of renovations to the main office will be approximately $500,000, and the cost of initial furnishings, fixtures and equipment will be approximately $390,000. See "Use of Proceeds" on page 39.

     We have entered into a lease agreement for a branch office of Citizens First Bank. This office will include 3,642 square feet of office space in a building at 901 Lehman Avenue in mid-town Bowling Green. The branch office is expected to open in March 1999 and its telephone number will be (502) 393-0700. The lease agreement is for a term of 1 year and provides options to Citizens First Bank to extend the lease for 2 additional 2 year terms. Monthly rent under the lease is $2,200, and will be adjusted for the option extensions based on the consumer price index.

     The branch office will include a lobby measuring 506 square feet and 2 teller stations. The branch office will also include 5 offices, 1 conference room, a vault, an employee lounge and general work area. The cost of leasehold improvements to the branch office will be approximately $50,000, and the cost of initial furnishings, fixtures and equipment will be approximately $93,850. See "Use of Proceeds" on page 39.

     Citizens First Bank expects to offer convenient banking hours with the main office and branch lobbies open from 8:30 a.m. to 4:30 p.m., Monday through Thursday and from 8:30 a.m. to 5:30 p.m. on Friday, and with the main office drive-in window open from 7:30 a.m. to 5:30 p.m., Monday through Friday and 9:00 a.m. to 1:00 p.m on Saturday.

DATA MANAGEMENT AND OTHER SERVICES

     The data management function is a major expense center for any bank. Rather than expending the large sums required to conduct the data management function directly, we have entered into an agreement with the Bowling Green office of Fiserv, Inc. Fiserve will provide, among other things, on-line facilities, daily financial report preparation, loan and deposit data processing and customer account statement preparation for a term of 3 years.

     Our agreement with Fiserv is terminable by either party upon 6 months prior notice and will be automatically extended if not voided by a party through written notice at least 6 months prior to the end of the agreement term. While it is difficult to estimate the costs to us under this agreement since most of the charges are on a per item basis, we anticipate annual fees not to exceed the minimum fee prescribed by the agreement of approximately $88,000, as adjusted in the second and third years of the agreement by the respective increases in the consumer price index.

     We believe using Fiserv for these services is a more cost efficient alternative than hiring the personnel and purchasing the equipment required to perform such services in-house. In addition, Citizens First Bank intends to develop and maintain strong correspondent banking relationships that will enable it to purchase other services such as check collection, purchase and sale of federal funds, wire transfer services and customer credit services, including selling participations in loans which would otherwise exceed Citizens First Bank's legal lending limit.

PERSONNEL AND BENEFITS

     We expect initially that the operations of Citizens First Bank will be staffed with 24 employees, including 5 part-time tellers, and that 2 employees will be added per year in the years 2000 through 2003. The initial staffing will be broken down as follows:

        MANAGEMENT
        President and Chief Executive Officer

        Vice-President and Chief Operating Officer

        Vice-President and Chief Financial Officer
        Secretary
        Branch Manager

        RETAIL OPERATIONS
        Ten Tellers/New Accounts Staff
        Secretary/Administration

        LENDING
        Vice-President/Chief Credit Officer
        Mortgage Lender
        Consumer/Installment Lender
        Three Commercial Lenders
        Two Loan Support Employees


     To be able to recruit the experienced personnel necessary for our success, the compensation committee of the Citizens First Bank Board of Directors will establish salaries and benefit packages at levels which are competitive in the local marketplace. We expect the Citizens First Bank Board of Directors to approve an employee benefit plan which will include life insurance, health insurance, a 401(k) plan, paid vacations and other traditional benefits currently offered by other employers in the Bowling Green market. These may include incentive compensation packages for senior officers and/or stock option plans for key employees.


     The foregoing summary of proposed employee benefits and retirement plans is subject to change and approval by the Citizens First Bank Board of Directors and, where necessary, you and our other shareholders.

COMPETITION

     The banking business in the Bowling Green market area is highly competitive. Competition exists between state and national banks for deposits, loans and other banking services. At the outset, Citizens First Bank will have no existing customer base or depositors other than perhaps its management, though Citizens First Bank intends to solicit banking business from purchasers of shares. Citizens First Bank will be required to compete with numerous well-established financial institutions with vastly greater financial and human resources than those available to it.

     There are 7 commercial banks operating a total of 29 offices in Warren County as well as several small loan companies. The following table is adapted from information provided in the Federal Deposit Insurance Corporation Summary of Deposits and sets forth information respecting the financial institutions with offices in Warren County, and the deposits attributable to such offices, as of June 30, 1998:

                                                         JUNE 30, 1998    NUMBER OF
                   INSTITUTION NAME                      DEPOSITS (000)    OFFICES
                   ----------------                      --------------   ---------
Bowling Green Bank and Trust Co., NA...................    $  153,957         9
Farmers National Bank..................................             *         1
First American National Bank of Kentucky...............    $  174,985         3
National City Bank of Kentucky.........................    $  162,560         5
Republic Bank & Trust Co...............................    $   61,625         1
South Central Bank of Bowling Green....................    $  118,911         4
Trans Financial Bank (now Firstar Corporation).........    $  454,355         6
                                                           ----------        --
          Total........................................    $1,126,393        29
                                                           ==========        ==

-------------------------

* In August 1998, Farmers National Bank, formerly located in Scottsville, Kentucky, relocated its main office to Bowling Green. Deposits attributable to the Bowling Green office at this time are not currently known but are believed to be nominal.

     Competition for Citizens First Bank will not only increase due to the deregulation of depository institutions but also because of the enhanced ability of non-banking financial institutions to provide services previously reserved for commercial banks. Citizens First Bank will be in competition with existing area financial institutions other than commercial banks and savings banks, including commercial bank loan production offices, mortgage companies, insurance companies, consumer finance companies, securities brokerage firms, credit unions, money market funds and other business entities which have recently entered traditional banking markets. Competition from these sources can pose a significant challenge to Citizens First Bank since non-banking financial institutions may operate with greater flexibility because they are not subject to the same regulatory restrictions as banks. See "Supervision and Regulation -- Citizens First Bank: Effects of Governmental Policies and Economic Conditions" on page 54.

MARKETING STRATEGY

     Citizens First Bank's ability to compete with other area financial institutions will be enhanced by its local management and a broad base of common stock ownership. We believe that promoting the local ownership of Citizens First Bank is a highly effective means of attracting customers and fostering loyalty.

     Through superior service we anticipate that Citizens First Bank employees will develop relationships with their customers. We believe there has been a great deal of customer dissatisfaction as a result of the fact that most banking offices in Bowling Green are now branches of larger financial institutions which, in our view, are managed with a philosophy of strong centralization. Citizens First Bank and its management will be committed to develop strong customer relationships by providing:

     - customer access to executive management;

     - continuity in officer and staff personnel;

     - an active personal call program by officers;

     - an understanding of customers' businesses and needs;

     - prompt response to customer requests; and

     - development of relationships that are durable and that grow as Citizens First Bank and its customers continue in business.

Citizens First Bank management will be committed to providing a high level of service and to fostering strong and enduring relationships with customers. All Citizens First Bank employees, from the President to the front-line employees, will be formally evaluated on an annual basis as to their contributions toward achieving this goal.

     With an experienced staff to provide a superior level of personalized service, we believe Citizens First Bank will be able to generate competitively priced loans and deposits. We further believe that with access to current state-of-the-art software and database systems selected to deliver high-quality products and provide responsive service to clients, Citizens First Bank's staff will be able to devote more time and attention to personal service, respond more quickly to clients' requests and deliver services in the most timely manner possible. Citizens First Bank also expects to enter into agreements with third-party service providers to provide clients with convenient electronic access to their accounts and to deliver other bank products such as credit cards and debit cards. The use of third-party service providers is intended to allow Citizens First Bank to provide the most current services and products at the lowest cost possible.

     We believe, in the spirit of outstanding customer service, that convenience is essential. The main office will be in the Scottsville Road/Greenwood Mall area which is the center of the retail trading area in Warren County and is convenient to targeted residential areas. The branch office will be located closer to downtown Bowling Green and will serve primarily downtown businesses and professional offices and neighborhoods adjacent to that area. We are exploring placing automated teller machines at convenience stores and service stations as well as joining an automated teller machine network and using a mobile branch bank to provide further convenience to customers. Banking by appointment during non-banking hours and lending at the customer's location are two other ways envisioned for providing service to customers in the most convenient fashion.

     Citizens First Bank management will be active in business development. Employees will earn bonuses based on meeting Citizens First Bank earnings goals. Training will be provided to outside directors so they will be knowledgeable about our mission, products and services. This effort will be particularly intense in the initial years of operation, but an active business call program will be ongoing.

     Our officers and directors include individuals active in the Bowling Green-Warren County area. Their continued community involvement will provide opportunities for the promotion of Citizens First Bank and its products and services, thereby enhancing its marketing efforts. Moreover, Citizens First Bank's initial marketing efforts will be directed at our shareholders and directors, and Citizens First Bank employees, and local businesses and individuals with whom they have relationships. As we expand our marketing efforts community wide, our marketing and advertising plan will emphasize the message of superior service from a locally managed bank owned by a company with a broad base of local ownership.

     We have retained The Carpenter Group in Bowling Green as a public relations consultant. The Carpenter Group principals, Mary E. Carpenter and Howard R. Carpenter, have between them over 30 years experience in marketing and public relations activities. Ms. Carpenter was for 17 years print media buyer in the marketing department of Castner-Knott Company in Nashville, Tennessee and was for 1 year director of marketing for the private banking group at Trans Financial Bank in Bowling Green. Mr. Carpenter for 13 years was director of marketing for Martin Automotive Group, now Martin Management Group, in Bowling Green. The Carpenter Group will provide general consultation respecting Citizens First Bank product development and will perform other services, including the creation and production of an advertising campaign, signage design and creation of an Internet website.

     Citizens First Bank will have an ongoing interest in the economic development and continued growth of the Bowling Green-Warren County area. As a locally owned and managed community bank, Citizens First Bank's success will depend on the continued positive economic environment and growth that Warren County has enjoyed over the past decade. Made up of people who have a personal stake in the Bowling Green community and who understand the community's needs and how to meet those needs, Citizens First Bank will emphasize excellent corporate citizenship.

MARKET AREA

     Citizens First Bank will concentrate the majority of its marketing efforts in the Bowling Green-Warren County area. Warren County is located in central Kentucky, approximately 110 miles south of Louisville and approximately 70 miles north of Nashville, Tennessee. The Bowling Green area is the financial, retail and health care center of Warren County and the surrounding area and is the home of Western Kentucky University which provides a strong educational and employment base, drawing students from throughout the area and beyond.

     As of 1996 Warren County had a population of 85,544 and its county seat and largest city, Bowling Green, had a population of 45,451. Since 1980 Warren County's total population has grown by 13,717 or 19.1%, and Warren County was one of the fastest growing counties in the Commonwealth of Kentucky from 1990 through 1996.

     Though not its primary focus, opportunities for Citizens First Bank are expected to present themselves, from time to time, in the following counties located near Warren County:

COUNTY                             1996 COUNTY POPULATION   LARGEST CITY & 1996 POPULATION
------                             ----------------------   ------------------------------
Allen............................          15,899           Scottsville -- 4,563
Barren...........................          36,221           Glasgow -- 13,739
Butler...........................          11,651           Morgantown -- 2,483
Edmonson.........................          11,008           Brownsville -- 936
Hart.............................          16,322           Horse Cave -- 2,350
Logan............................          25,885           Russellville -- 7,851
Metcalfe.........................           9,349           Edmonton -- 1,533
Monroe...........................          11,323           Tompkinsville -- 2,827
Simpson..........................          16,109           Franklin -- 7,240
                                          -------
          Total..................         153,767
                                          =======

     Income levels for Warren County have also grown sharply of late. In 1996 Warren County had a per capita personal income of $21,264 as compared to $11,838 in 1986.

     As of June 1996, the unemployment rate for Warren County was 4.7%, compared with the statewide average of approximately 5.6%. Moreover, the Warren County employment base is diversified and well-balanced by sector as reflected by the following:

SECTOR                                                       % OF TOTAL EMPLOYMENT
------                                                       ---------------------
Manufacturing/Construction/Transportation..................          26.4%
Financial and Other Services...............................          30.2%
Wholesale and Retail.......................................          25.9%
Government and Other.......................................          17.5%

     The Warren County area has a diversified employment base which is not dependent on any particular firm or firms. There are 34 manufacturing companies in the county with 50 or more employees and the largest employers in Warren County include the following:

COMPANY OR INSTITUTION                                        WORKFORCE
----------------------                                        ---------
Western Kentucky University.................................    2,059
Medical Center at Bowling Green/CHC.........................    2,016
Warren County Board of Education............................    1,642
General Motors (Corvette Plant).............................    1,035
Fruit of the Loom...........................................      820
Greenview Hospital..........................................      730
Coltec/Holley...............................................      600
DESA........................................................      550
Huish.......................................................      500
Eagle Industries............................................      461

DIVIDENDS


     The holders of shares will be entitled to receive such dividends and other distributions as may be declared from time to time out of funds legally available. Dividends, if any, will be contingent upon the earnings, financial condition and capital requirements of Citizens First Bank, general business conditions, regulatory restrictions and other factors. In view of Citizens First Bank's expected deposit base, anticipated initial operating losses and associated capital retention requirements, we are unable to determine when, if ever, we will declare or pay cash dividends or any other distributions or dividends of any kind. It is not expected that Citizens First Bank will realize a profit at least during its first two years of operation nor can there be any assurance that during subsequent years of operations any profits will be realized to justify or allow the payment of dividends. In addition, banking regulations restrict the payment of dividends. See "Risk Factors -- Because We Have No Plans to Pay Cash Dividends, You May Recognize a Return on Your Investment Only Through Selling Your Shares" on page 8, "Description of Capital Stock -- Dividend Rights and Limitations on Payment of Dividends" on page 42 and "Supervision and Regulation -- Citizens First Bank: Dividend Restrictions" on page 51.


YEAR 2000 READINESS

     The approach of the year 2000 presents potential problems to businesses that utilize computers. See "Risk Factors -- Our Profitability May Suffer Because of Year 2000 Problems" on page 7. We expect that most of Citizens First Bank's computer equipment will be acquired during the first half of 1999. The Fiserv data management contract includes, and we will require all material contracts for equipment and services to include, assurances that the provider's products and services will be Year 2000 ready or compliant. "Year 2000 ready" means that the system has been reviewed and modified, if necessary, so that it will be able to accurately process dates ending in the Year 2000 and after. John
T. Perkins will chair a committee appointed to oversee the Year 2000 process and to inform the board of directors on a regular basis of the progress being made. We intend to assess our Year 2000 readiness in the areas of processing services and reports, electronic banking services, correspondent services and communication systems. Other systems which could affect operations include security systems, heating, ventilation, and air conditioning. We intend to complete this assessment by March 31, 1999.

     Citizens First Bank will use the following steps to minimize Year 2000 risks:

     - internal communications to keep employees knowledgeable and updated on Year 2000 readiness;

     - require general assurances from commercial borrowers as to their Year 2000 readiness as part of the loan application and review process; and

     - continued dialogue with loan clients during 1999 to review Year 2000 readiness.

     Because it is starting with new equipment, we do not expect Citizens First Bank to incur large operating expenses to modify its systems to be Year 2000 ready. Costs to Citizens First Bank related to Year 2000 readiness are estimated to be less than $25,000. These costs may include testing of equipment and software programs, equipment upgrades and customer education. It is difficult to predict such costs and additional funds may be needed. The failure of Citizens First Bank, its vendors or its customers to successfully address Year 2000 issues could interfere with Citizens First Bank's ability to operate its business and could have an adverse effect on its financial condition and results of operation. We intend to develop a contingency plan to address Year 2000 problems that may occur after December 31, 1999, and expect to develop the plan prior to March 31, 1999.

WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed with the SEC a registration statement on Form SB-2 to register the offer and sale of the shares. This prospectus is part of that registration statement, and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits and schedules at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

     We, and our directors as organizers of Citizens First Bank, have filed various applications with state and federal banking regulators. However, you should rely only on information contained in this prospectus and in the registration statement in making an investment decision and not upon other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the banking regulators.

     We intend to furnish our shareholders with annual reports containing audited financial statements.

                            SELECTED FINANCIAL DATA

     The following tables present our selected financial data for the nine months ended September 30, 1998 and 1997 and for the two-year period ended December 31, 1997. The information has been derived from our financial statements included elsewhere in this prospectus in the case of the two years ended December 31, 1997, and should be read in conjunction therewith and with the notes thereto. The information for the nine months ended September 30, 1998 and 1997 has been compiled from our records and is unaudited. Historical results are not necessarily indicative of results to be expected for any future period. In our opinion, all adjustments necessary to arrive at a fair statement of our interim results of operations, including normal recurring adjustments and those related to the adoption of new accounting principles, have been included.

     THE PRESENTATION OF OUR FINANCIAL DATA WILL CHANGE DRAMATICALLY IN CONNECTION WITH OUR ANTICIPATED OPERATIONS AS A BANK HOLDING COMPANY.


                                             NINE MONTHS ENDED       YEARS ENDED
                                               SEPTEMBER 30,        DECEMBER 31,
                                            -------------------   -----------------
                                              1998       1997      1997      1996
                                            ---------   -------   -------   -------
INCOME STATEMENT DATA
Total revenues............................  $  10,413   $10,098   $67,427   $64,492
Total expenses............................    174,990     1,088     1,358       763
                                            ---------   -------   -------   -------
Income (loss) before income taxes.........   (164,577)    9,010    66,069    63,729
                                            =========   =======   =======   =======
          Net income (loss)...............   (164,577)    7,609    54,461    52,926
                                            =========   =======   =======   =======

PER COMMON SHARE DATA
Earnings..................................  $   (1.55)  $   .07   $   .51   $   .50
Cash dividends............................          0         0         0         0
Book value................................       8.09      7.82      8.34      5.80



                                           SEPTEMBER 30,            DECEMBER 31,
                                      -----------------------   ---------------------
                                         1998         1997         1997        1996
                                      ----------   ----------   ----------   --------
BALANCE SHEET DATA (AT PERIOD END)
Total assets........................  $1,382,062   $1,137,316   $1,207,461   $824,812
Investment securities available for
  sale..............................   1,342,882    1,128,991    1,098,997    814,694
Deferred tax liability..............     379,399      303,818      308,267    196,957
Total shareholders' equity..........     861,088      832,097      887,586    617,052
Average assets......................   1,294,762      981,064    1,016,137    696,568
Average shareholders' equity........     874,337      724,575      752,319    524,010
Average shares outstanding..........     106,386      106,386      106,386    106,386

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     We were organized under the laws of Kentucky in 1975 as a private investment club. We had total assets of $1,382,062, $1,207,461 and $824,812 as of September 30, 1998, December 31, 1997, and December 31, 1996, respectively. Net income (loss) was $(164,577) for the nine months ended September 30, 1998 as compared to $7,609 for the same period in 1997. Earnings (loss) per share was $(1.55) and $0.07 for the nine months ended September 30, 1998 and 1997, respectively. Net income was $54,461 in 1997, up from $52,926 in 1996. Earnings per share increased to $0.51 in 1997 from $0.50 in 1996. The number of shares used in the calculation of earnings per share has been restated to reflect the 100-to-1 common stock split that occurred in August 1998 and the 1.043-to-1 common stock split that occurred on February 5, 1999.


     We historically kept the level of purchases and sales of our investments at a low level. Our operations consisted mainly of using cash obtained from dividends, and from selling selected securities, to provide funds that were then used to purchase stock in other companies that were deemed by our shareholders to have long-term growth potential. Our investments in our securities portfolio are carried as available for sale. Our securities portfolio will be available to be liquidated as needed to provide our capital contribution to Citizens First Bank as described in "Use of Proceeds" on page 39.

     The discussion that follows is intended to provide additional insight into our financial condition and results of operations. It should be read in conjunction with the financial statements and accompanying notes included elsewhere in this prospectus and should also be considered in light of the recent change in our line of business.

     THE PRESENTATION OF OUR FINANCIAL DATA WILL CHANGE DRAMATICALLY IN CONNECTION WITH OUR ANTICIPATED OPERATIONS AS A BANK HOLDING COMPANY.

INCOME STATEMENT REVIEW

     For the nine months ended September 30, 1998, our net loss was $164,577 as compared with net income of $7,609 for the same period in 1997. Dividends and interest received were $10,413 for the nine months ended September 30, 1998 as compared with $10,098 for the same period in 1997. Operating expenses for the nine months ended September 30, 1998 were $174,990 as compared with $1,088 for the same period in 1997. The significant increase in expenses is due to the increased level of expenses paid and accrued in connection with our transition to a bank holding company; start-up costs associated with the formation of Citizens First Bank; and costs associated with this offering. The expenses in the first nine months of 1998 include legal fees of $50,000, consulting fees of $49,909, salaries and benefits of $37,796, accounting and professional fees of $27,420, filing fees of $7,500, supplies of $942, utility expenses of $830, travel expenses of $211, publications of $179, and other expenses of $203. These expenses were included in the estimate of start-up costs anticipated by us, and they will be paid from the proceeds of this offering.

     Our net income was $54,461 in 1997, compared with $52,926 in 1996. Results in 1997 include a pre-tax gain on the sale of securities of $53,566 and dividends of $13,861. This compares with pre-tax gains of $52,387 and dividends and interest received of $12,105 in 1996. Operating expenses of $1,358 in 1997 compared with $763 in 1996.

MARKET RISKS

     We have not historically used any type of off-balance sheet derivatives to hedge against the market risk inherent in our securities portfolio. The strategy of our shareholders has been to hold growth securities for long periods of time and to meet our minimal operating expenses using available cash from dividend income. To the extent dictated by future changes in interest rates and the general economy, we will consider adjusting such strategies.

NET INTEREST INCOME

     Our primary source of revenue upon the commencement of banking operations will be net interest income, which is the difference between the interest received on earning assets and the interest paid on the funds acquired to support those assets. Loans made to businesses and individuals will be our primary interest-earning assets, followed by investment securities. Deposits will be the primary interest-bearing liabilities used to support the interest-earning assets, followed by various borrowings. The level of net interest income will be affected by both the balance and mix of interest earning assets and interest bearing liabilities, the changes in their corresponding yields and costs, by the volume of interest-earning assets funded by noninterest-bearing deposits, and the level of capital. Our long-term objective will be to manage this income to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.

NONINTEREST INCOME

     In addition to net interest income, we can expect noninterest income upon the commencement of banking operations from such sources as service charges on deposit products, loan origination fees, late charges on loan accounts and commissions on the sale of insurance contracts in conjunction with loan originations.

NONINTEREST EXPENSE

     In addition to interest expense, we will have noninterest expenses, the primary component of which will be salaries and employee benefits, with other noninterest expenses to include occupancy expenses, fees paid under the Fiserv data management agreement, taxes other than payroll and income, and marketing expenses.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

     Our allowance for loan losses will be regularly evaluated by management and maintained at a level believed to be adequate to absorb loan losses in Citizens First Bank's loan portfolio. Periodic provisions to the allowance will be made as needed. The amount of the provision for loan losses necessary to maintain an adequate allowance will be based upon an assessment of current economic conditions, analysis of periodic loan reviews, delinquency trends and ratios, changes in the mixture and levels of the various categories of loans, historical charge-offs, recoveries and other information.

     The allocation for the allowance for loan losses is an estimate of the portion of the allowance that will be used to cover charge-offs in each major loan category, but it does not preclude any portion of the allowance allocated to one type of loan being used to absorb losses of another loan type.

ASSET QUALITY

     Citizens First Bank will place a loan on non-accrual basis when principal or interest is past due 90 days or more and the loan is not adequately collateralized and in the process of collection, or when, in the opinion of management, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that the collection of principal or interest is not likely in accordance with the terms of the obligation. Consumer loans will be charged off after 120 days of delinquency unless adequately secured and in the process of collection. Non-accrual loans will not be reclassified as accruing until principal and interest payments are brought current and future payments appear likely. Loans will be categorized as restructured if the original interest rate, repayment terms, or both are restructured due to a deterioration in the financial condition of the borrower. However, restructured loans that demonstrate performance under the restructured terms and that yield a market rate of interest may be removed from restructured status in the year following the restructure.

SECURITIES

     Securities, which are all classified as available for sale, averaged $1,220,930 for the nine months ended September 30, 1998, and $956,836 in 1997 as compared with $687,442 in 1996. The increase in the securities portfolio throughout this period was the result of appreciation of securities held.

     Securities with a book value or market value in excess of 10% of our stockholders' equity as of September 30, 1998, December 31, 1997 and December 31, 1996 are presented in the following table:

                                                               DECEMBER 31,
                                               ---------------------------------------------
                        SEPTEMBER 30, 1998             1997                    1996
                       ---------------------   ---------------------   ---------------------
                         BOOK       MARKET       BOOK       MARKET       BOOK       MARKET
                       --------   ----------   --------   ----------   --------   ----------
The Coca Cola
  Company............  $ 67,922       92,000   $ 67,922      106,701   $ 67,922       84,200
Dollar General
  Corporation........     3,474      653,203      3,474      574,599      3,474      324,640
Firstar
  Corporation........    36,024      284,404     36,024      185,745     36,024      109,894
Other................   119,583      313,275     84,888      231,932    127,988      295,960
                       --------   ----------   --------   ----------   --------   ----------
Total................  $227,003    1,342,882   $192,308    1,098,977   $235,408      814,694
                       ========   ==========   ========   ==========   ========   ==========

DEPOSITS

     Managing the mix and repricing of deposit liabilities will be an important factor in our ability to maximize net interest margin. The strategies used to manage interest-bearing deposit liabilities will be designed to adjust as the interest rate environment changes. In this regard, we will regularly assess funding needs, deposit pricing and interest rate outlook.

BORROWED FUNDS

     Citizens First Bank can be expected to borrow money through federal funds purchased, securities sold under agreements to repurchase, Federal Home Loan Bank advances and other borrowed funds. Levels of other borrowed funds will be routinely evaluated by management with consideration given to growth in the loan portfolio, liquidity needs, costs of retail deposits, market conditions and other factors.

ASSET/LIABILITY MANAGEMENT

     Asset/liability management involves developing, implementing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact significant fluctuations in market interest rates have on earnings. Citizens First Bank's Asset/Liability Management Committee will be responsible for managing this process. Much of this committee's efforts will be focused on minimizing sensitivity to changes in interest rates.

LIQUIDITY

     Liquidity is generally defined as the ability to meet cash flow requirements and both we and Citizens First Bank will have liquidity obligations. Our cash requirements will consist primarily of operating expenses and dividend payments to our shareholders though we do not expect to pay dividends for the foreseeable future. Our primary source of funds will be dividends received from Citizens First Bank.

     Citizens First Bank's primary liquidity consideration will be to meet the cash flow needs of its customers, such as borrowings and deposit withdrawals. To meet cash flow requirements, sufficient sources of liquid funds must be available. These sources include short-term investments, repayments and maturities of loans and securities, growth in deposits and other liabilities and profits. Principal reductions received on loans also will provide a continual stream of cash flows. Another source of liquid funds is net cash provided from operating activities. Citizens First Bank will also establish federal funds lines of credit with its correspondent banks which will allow it to borrow up to $6,000,000. Finally, following its first year of operations Citizens First Bank will be a member of the Federal Home Loan Bank of Cincinnati through which additional borrowing capacity may be available.

CAPITAL RESOURCES

     We believe that a strong capital position will be paramount to our profitability and depositor and shareholder confidence. A strong capital position would also provide Citizens First Bank with flexibility to take advantage of growth opportunities and to accommodate larger commercial loan customers. Regulators have established "risk-based" capital guidelines for banks and bank holding companies. Under the guidelines, minimum capital levels are based on the perceived risk in asset categories and other off-balance sheet items, such as loan commitments and standby letters of credit. Management will monitor its capital levels to comply with regulatory requirements. In order to be considered "well-capitalized" by the Federal Deposit Insurance Corporation, financial institutions must maintain a leverage ratio of 5% or greater, a tier 1 capital ratio of 6% or greater and a total risk-based capital ratio of 10% or greater. See "Supervision and Regulation -- Citizens First Bank: Prompt Corrective Action for Capital Deficiencies" on page 52.

IMPACT OF INFLATION

     Our financial statements and notes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation will be reflected in the increased cost of operations. Nearly all of our assets and liabilities will be financial. As a result, performance will be directly affected by changes in interest rates, which are directly influenced by inflationary expectations. Our ability to match the interest sensitivity of financial assets to the interest sensitivity of financial liabilities may tend to minimize the effect of changes in interest rates on performance. Changes in interest rates do not necessarily move to the same extent as do changes in the prices of goods and services.

YEAR 2000

     We are implementing plans to address the Year 2000 issue. See
"Business -- Year 2000 Readiness" on page 23. We have determined that the Year 2000 issue may be material to our business, operations and suppliers. The Year 2000 issue principally involves the installation of selected software releases which meet Year 2000 functional requirements and adherence to our policy of only purchasing technological equipment that is Year 2000 compliant. The performance of Citizens First Bank's software suppliers will be essential for the successful implementation of its Year 2000 objectives.


     Up to the present time, our records have been maintained with a manual system which could be recreated if necessary. All additional systems to be purchased or developed are being evaluated carefully. We are actively selecting only those third-party vendors, correspondents and system providers who can demonstrate that they are Year 2000 compliant, or are on schedule to meet the federal agencies' Year 2000 timetables. We are acting under the belief and understanding that all federal agencies are actively managing the Year 2000 problems which are inherent in the global banking and payment systems.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table and subsequent discussion sets forth information concerning our directors and executive officers, each of whom will serve in the same capacity with Citizens First Bank upon completion of the offering. Each director and executive officer was elected to his or her position in August 1998, except for Mr. Hall who was elected to his position in January 1999.


     The numbers in this table reflect shares of common stock held as of the date of this prospectus in the case of Mr. Lucas and, to the extent of 10,430 shares, Messrs. Bell and Ellis. In the case of Ms. Cohron, Messrs. Baker, Hall, Natcher and Perkins, and, to the extent of 3,570 shares, Messrs. Bell and Ellis, the numbers in this table reflect shares respecting which these individuals and their spouses have made non-binding indications of interest in purchasing.


     With respect to common stock ownership reflected below, a person is deemed to have beneficial ownership of any shares of common stock as to which such person, directly or indirectly, has or shares voting power or investment power. Apart from 3,300 shares attributable to Mr. Perkins' spouse, the below-named persons have or expect to have sole voting and investment power with respect to the shares reflected.


     The percentage ownership numbers reflected below assume 573,053 shares of common stock outstanding following the offering:



                                                           SHARES TO BE
                                                          HELD FOLLOWING    PERCENTAGE
NAME                                POSITION(S)            THE OFFERING      OF CLASS
----                                -----------           --------------    ----------
Jerry E. Baker                       Director                 14,000           2.44%
Billy J. Bell                        Director                 14,000           2.44
Mary D. Cohron             President and Chief Executive      14,000           2.44
                                 Officer; Director
Floyd H. Ellis               Chairman of the Board of         14,000           2.44
                                     Directors
Gregg A. Hall                 Chief Financial Officer          7,150           1.25
James H. Lucas                       Director                 10,430           1.82
Joe B. Natcher, Jr.                  Director                  6,667           1.16
John T. Perkins                   Chief Operating             10,420           1.82
                                 Officer; Director
                                                              ------          -----
          Total                                               90,667          15.81%
                                                              ======          =====


     JERRY E. BAKER, age 67, has since 1996 been Chairman of the Board of Directors of Airgas Mid-America, Inc., an industrial gas and welding equipment and supplies company located in Bowling Green. Mr. Baker was President of such company from 1986 to 1996. Mr. Baker is also the owner and President of Jay Enterprises, Inc., a farm equipment and vehicle leasing company in Bowling Green.

     BILLY J. BELL, age 64, has since 1964 been a co-owner and the Secretary/Treasurer of Mid South Feeds, a feed manufacturer located in Nashville, Tennessee. Mr. Bell is also a co-owner of Caribbean Ships, a commercial shipping company and Bell & Howell, a real estate partnership.


     MARY D. COHRON, age 51, is our President and Chief Executive Officer. Ms. Cohron attended Western Kentucky University from 1966 to 1968 and received her Master of Business Administration degree from Vanderbilt University's Owen Graduate School of Management in 1988. From 1996 to 1998, Ms. Cohron was employed by the Kentucky School Boards Association where she provided Board Team Development services and headed the Tax and Revenue Anticipation Note Program. From 1989 to 1996, Ms. Cohron provided strategic planning and consultant services for small businesses and governmental entities. Ms. Cohron served from 1979 to April 1998 as a director of Trans Financial Bank and/or Trans Financial, Inc.


     FLOYD H. ELLIS, age 72, is our Chairman of the Board of Directors. Since 1980 Mr. Ellis has been the President and Chief Executive Officer of Warren Rural Electric Cooperative Corporation located in Bowling Green. Mr. Ellis is also Chairman of the Board of Directors of Commonwealth Health Corp., a health care holding company, and was until April 1998 a director for 11 years of Trans Financial, Inc. during part of which tenure he served as Vice-Chairman.

     JAMES H. LUCAS, age 66, became in 1997 Of Counsel to the law firm of English, Lucas, Priest & Owsley in Bowling Green, with whom he had previously practiced law since the firm's formation in 1973.

     GREGG A. HALL, age 41, is our Vice-President/Chief Financial Officer. Mr. Hall graduated with a Bachelor of Science degree from Marshall University in 1979. From August 1988 to August 1998, Mr. Hall served as Auditor and Senior Vice-President for Trans Financial, Inc.

     JOE B. NATCHER, JR., age 41, has since 1983 been a co-owner and President of Southern Foods, Inc., a food service distributor located in Bowling Green.

     JOHN T. PERKINS, age 55, is our Vice-President/Chief Operating Officer. Mr. Perkins graduated from LaRue County High School in 1961. He previously owned a bank consulting company for 3 years and prior to that served for over 20 years with Trans Financial Bank, holding the position of Chief Operating Officer at the time he left Trans Financial Bank in 1995.

BOARDS OF DIRECTORS

     We intend for the Citizens First Bank Board of Directors to be comprised of up to 15 community leaders, including our directors. Our directors will serve as our directors and as the initial directors for Citizens First Bank until our next annual meeting and the first annual meeting of Citizens First Bank shareholders to be held early in 2000. It is anticipated that both Boards of Directors will meet on a monthly basis.


     Citizens First Bank's Board of Directors shall have the power to manage and administer the affairs of Citizens First Bank, including the power to hire and terminate the employment of its officers and employees. Citizens First Bank's Board of Directors may designate one or more persons to serve as Advisory Directors, without voting rights, on such terms and conditions as it may designate.

     Citizens First Bank's regulators have the authority to disallow any of the proposed directors from assuming his or her designated position. See "Supervision and Regulation -- Citizens First Bank: Prompt Corrective Action for Capital Deficiencies" on page 52.

BOARD COMMITTEES

     The Citizen First Bank Board of Directors will have the following committees:

     LOAN COMMITTEE. The Loan Committee will be comprised of Ms. Cohron and Messrs. Baker, Bell, Ellis, Lucas and Natcher and will establish and monitor adherence to adopted lending policies and regulatory requirements, review and participate in the loan approval process and monitor the quality of the loan portfolio, including review of Citizens First Bank's allowance for loan and lease losses. The Loan Committee will exercise, when the Board is not in session, all other powers of the Board regarding loans that may lawfully be delegated. The Loan Committee will meet monthly.

     ASSET/LIABILITY MANAGEMENT COMMITTEE. The Asset/Liability Management Committee will be comprised of Ms. Cohron and Messrs. Ellis, Baker and Hall and will have the power to establish and monitor adherence to adopted investment and asset liability policies and regulatory requirements, review and participate in the purchase of Citizens First Bank's investment portfolio and monitor interest rate sensitivity and liquidity. This committee will exercise, when the Board is not in session, all other powers of the Board regarding asset/liability management that may lawfully be delegated. The Asset/Liability Management Committee will meet monthly.

     COMMUNITY REINVESTMENT ACT COMMITTEE. The Community Reinvestment Act Committee will be comprised of all board members and will have the power to establish and monitor adherence to the Community Reinvestment Act of 1978. The Community Reinvestment Act Committee will meet quarterly.

     COMPENSATION COMMITTEE. The Compensation Committee will be comprised of all board members, will meet quarterly, and will have the duty of reviewing compensation arrangements for all employees.

     EXECUTIVE COMMITTEE. The Executive Committee will be inactive during Citizens First Bank's initial year of operations. When active, the Executive Committee will preview all matters that are brought to the Board of Directors. In addition, the Executive Committee will have the power to establish and monitor adherence to a Compensation and Fringe Benefits Program. The Executive Committee will have the power to direct the business of Citizens First Bank, apart from such functions as its Board of Directors by law is solely authorized to perform.

     We expect that, with the exception of an audit committee and possibly an executive committee, our Board of Directors for the foreseeable future will function without committees. Our audit committee will have the duty of nominating an independent accounting firm to conduct an annual audit, review the audited financial statements and monitor and supervise internal audit control. Our audit committee will report the results of the annual audit in writing to our Board of Directors. Such report will state whether we are in a sound condition and whether adequate internal controls and procedures are being maintained, and will recommend to the Board advisable changes in the manner of conducting our affairs. Our executive committee will function in a manner similar to the Citizens First Bank executive committee.

DIRECTOR COMPENSATION

     It is anticipated that our directors and those of Citizens First Bank will not receive fees for serving in such capacities during 1999. This policy may be reevaluated and changed in light of the expenses of attending Board and committee meetings. The fees paid for attending such meetings shall be further evaluated in light of fees customarily paid by institutions of similar size and type. Directors who are employees of Citizens First Bank are not expected to receive additional compensation for their service as our directors or as directors of Citizens First Bank.

EMPLOYMENT AGREEMENTS AND COMPENSATION

     We have entered into employment agreements providing for a term of employment for 3 years with each of Mary Cohron, John Perkins, Gregg Hall and Barry Bray. Such employment agreements may be terminated by us upon 60 days notice for cause and without cause. In the event we terminate any of such employment agreements without cause, we would be obligated to pay such terminated employee the value of accrued fringe benefits through the date of termination and compensation, based upon months of service rendered by such employee, of as much as a full year's salary. Finally, each of said employees may voluntarily terminate his or her employment upon 60 days notice and in the event of termination of employment prior to the natural expiration of the employment agreements, each employee is prohibited for one year from performing in Warren County and any contiguous county thereto duties for a banking organization comparable to the duties performed for us or Citizens First Bank.

     The employment agreements prescribe annual salaries for Ms. Cohron, Mr. Perkins, Mr. Hall and Mr. Bray during the first year of banking operations of $95,000, $85,000, $85,000 and $63,750, respectively. Such salaries are exclusive of any bonuses which may be paid, in the determination of the Board of Directors, based on the performance of Citizens First Bank following its organization. We may adjust any officer's compensation as appropriate. Other officers and employees will receive salaries comparable to those being paid in the market and the industry.

     Officers may receive additional benefits, including club dues, automobile allowances and other benefits commensurate with their positions. We intend for these benefits to be competitive within the banking industry in our market area.

     Life insurance, health insurance, a 401(k) plan and other traditional benefits such as paid vacations will be provided to Citizens First Bank employees commensurate with the types of benefits offered to employees of financial institutions in our market area, as well as incentive compensation, bonus and stock option plans for its officers and employees. The foregoing summary of proposed employee benefits and retirement plans is subject to change and approval by the Citizens First Bank Board of Directors and, where it is deemed appropriate, our directors and/or shareholders.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Kentucky law authorizes a Kentucky corporation to eliminate or limit the personal liability of a director to the corporation and its shareholders for monetary damages for breach of some fiduciary duties as a director. We believe that such a provision is beneficial in attracting and retaining qualified directors. Our Articles of Incorporation and those of

Citizens First Bank include provisions eliminating liability for monetary damages for any breach of fiduciary duty by a director, except:

     - for any transaction in which the director's personal financial interest is in conflict with our financial interests or the financial interests of our shareholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for any transaction from which the director derives an improper personal benefit; or

     - for payment of dividends, or approval of stock repurchases or redemptions, that are unlawful under Kentucky law.

However, provisions of Kentucky banking law, federal banking law and federal securities law may impose restrictions on the extent to which a bank or company may limit the liability of its directors and officers, particulary in cases involving violations of applicable bank statutes or regulations or claims under the securities laws. Nonetheless, the foregoing provision of the Articles may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted us, Citizens First Bank and our shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Kentucky law authorizes a Kentucky corporation to indemnify its directors, officers, employees and agents in some cases. In addition, Kentucky law authorizes a corporation to indemnify such persons, to an extent not inconsistent with law, as may be provided by its bylaws, agreement, vote of shareholders, disinterested directors or otherwise. Our Bylaws and those of Citizens First Bank require the indemnification of directors and officers to the fullest extent permitted by Kentucky law. See "Risk Factors -- Our Profitability May Suffer Because of the Indemnification of Our Directors and Officers" on page
7. Provisions of Kentucky banking law, federal banking law and federal securities law may impose restrictions on the extent to which a bank or company may indemnify its directors and officers against expenses and liability, particularly in cases involving violations of applicable bank statutes or regulations or claims under the securities laws.

     Kentucky law also permits a Kentucky corporation to purchase and maintain insurance on behalf of its directors, officers, employees and agents against liability asserted against or incurred by them in their capacities as directors, officers, employees or agents of the corporation, whether or not the corporation would have the power under Kentucky law to indemnify them against such liability. We have purchased directors' and officers' liability insurance since we believe such insurance is useful in encouraging qualified individuals to serve us and Citizens First Bank as directors and officers and in retaining their service in such capacities.

                             PRINCIPAL SHAREHOLDERS

CURRENT SHAREHOLDERS


     The following table sets forth information respecting our current shareholders. With respect to shares of common stock, a person is deemed to have beneficial ownership of any shares of common stock as to which such person, directly or indirectly, has or shares voting power or investment power. The below-named persons have sole voting and investment power with respect to the shares reflected. The numbers in the table reflect shares of common stock held as of the date of this prospectus and do not reflect shares which may be acquired by such persons under the offering. The numbers in this table assume 573,053 shares of common stock outstanding following the offering:



                                                                                     PERCENTAGE
                                                                                      OF CLASS
      NAME AND                      PRINCIPAL                           PERCENTAGE   FOLLOWING
  CITY OF RESIDENCE                 OCCUPATION                SHARES     OF CLASS     OFFERING
  -----------------                 ----------                -------   ----------   ----------
Billy J. Bell                   See "Management --             10,430      9.80%        1.82%
Bowling Green,          Directors and Executive Officers"
Kentucky
J. Joe Cheek          Shareholder; Cheek, Breiwa & Ware, PSC   10,430      9.80%        1.82%
Bowling Green,                    (Optometrists)
Kentucky
John C. Desmarais         President and Chief Executive         2,086      2.00%         .36%
Bowling Green,                Officer; Commonwealth
Kentucky                   Health Corporation (Hospital
                            and Nursing Home Operator)
Floyd H. Ellis                  See "Management --             10,430      9.80%        1.82%
Bowling Green,          Directors and Executive Officers"
Kentucky
Charles E. English,          Partner; English, Lucas           10,430      9.80%        1.82%
  Sr.
Bowling Green,              Priest & Owsley (Law Firm)
Kentucky
David C. Hancock             President; CDS Home Care          10,430      9.80%        1.82%
Bowling Green,         (Home Healthcare Equipment Company)
Kentucky
Charles A. Hardcastle               President;                 10,430      9.80%        1.82%
Bowling Green,               B. G. Consolidated, Inc.
Kentucky                      (Cleaning Supplies and
                                Materials Company)
C. Carroll Hildreth      President; C. C. Hildreth, Inc.       10,430      9.80%        1.82%
Bowling Green,                  (Fuel Distributor)
Kentucky
James H. Lucas                  See "Management --             10,430      9.80%        1.82%
Bowling Green,          Directors and Executive Officers"
Kentucky

                                                                                     PERCENTAGE
                                                                                      OF CLASS
      NAME AND                      PRINCIPAL                           PERCENTAGE   FOLLOWING
  CITY OF RESIDENCE                 OCCUPATION                SHARES     OF CLASS     OFFERING
  -----------------                 ----------                -------   ----------   ----------
William H. Mason, Jr.         President; Hill-Motley           10,430      9.80%        1.82%
Bowling Green,                 Lumber Company, Inc.
Kentucky
Joel E. Rodgers              Retired Vice-President;           10,430      9.80%        1.82%
Bowling Green,         Allied Signal, Inc. -- Professor of
Kentucky                   Finance and Operations, Nova
                             Southeastern University
                                                              -------      ----        -----
         Total                                                106,386       100%       18.56%
                                                              =======      ====        =====


ADJUSTMENT TO SHAREHOLDINGS; DILUTION OF YOUR SHARES


     Our Board of Directors decided that the shares to be held by our current shareholders should be calculated based upon the value of our August 1, 1998 assets as of the commencement of this offering. This asset value was then divided by the public offering per share price. This adjustment was designed to account for the fluctuation, upwards or downwards, in the value of those assets between the date we decided to become a bank holding company and the beginning of the offering. This adjustment resulted in the issuance of additional shares to our current shareholders, and accordingly our Board of Directors declared a stock split. If the adjustment had resulted in a decrease in the number of shares held by our current shareholders, our Board of Directors would have declared a reverse stock split.



     The Board of Directors made this adjustment based on the value of our August 1, 1998 assets as of the close of business on February 5, 1999. As of this date, the approximate values of our August 1, 1998 assets were as follows:



Cash reserves as of August 1, 1998..........................  $   69,000
Dividends received on securities portfolio..................  $    8,300
Market value of our securities portfolio, including
  proceeds from the sale of securities......................  $1,518,000
                                                              ----------
         Total August 1, 1998 asset value as of February 5,
          1999..............................................  $1,595,300
                                                              ==========



     Our Board of Directors then divided this asset value by the public offering price of $15.00. Based on this calculation, our Board of Directors determined that the number of shares held by our current shareholders should be 106,386. Our Board of Directors made this adjustment through a stock split of 1.043 to 1.



     The adjustment described above can be viewed as diluting the percentage ownership of your shares because of our current and deferred tax liability with respect to our securities portfolio. This current and deferred tax liability arose because of the realized and unrealized gains from our securities portfolio. As of February 5, 1999 the current and deferred tax liability of our securities portfolio was approximately $438,000. If this amount had been taken into account in making the adjustment:



     - our current shareholders would have been entitled to 77,214 shares instead of 106,386 shares; and

     - the percentage ownership represented by shares sold in this offering would have been 85.8% instead of 81.4%.



     Our Board of Directors, which includes 3 of our current shareholders, determined that our current and deferred tax liability should not be taken into account in determining the shares of common stock held by our current shareholders. This judgment was made in light of the risks being assumed by our current shareholders with respect to Citizens First Bank's pre-operational expenses, expenses associated with the offering and the purchase, renovation and furnishing of the Citizens First Bank offices. See "Use of Proceeds" on page 39. In the event, for example, we were unable to obtain all regulatory approvals necessary to commence banking operations, and satisfy conditions imposed by such approvals, we would remain responsible for payment of the above-referenced costs and expenses. Our current shareholders are bearing the risk that we will be obligated for such costs and expenses and yet be unable to consummate the offering and open Citizens First Bank.

                                USE OF PROCEEDS

     The net proceeds to Citizens First Corporation from the sale of the 466,667 shares of common stock under the offering are estimated to be $6,510,004.65 after deduction of the underwriting discounts, but before deducting estimated offering expenses of $97,500.00. The net proceeds will be $7,486,504.65 if the underwriter exercises its option to purchase shares for over-allotments.

     The anticipated sources and uses of the proceeds from the offering are as follows:

                                                    AMOUNT       PERCENTAGE
                                                 -------------   ----------
Sources:
  Sale of 466,667 shares of common stock.......  $7,000,005.00       100%
                                                 =============     =====
Uses:
  Cash capital contribution to Citizens First
     Bank......................................  $4,693,504.65     67.05%
  Underwriting discounts.......................     490,000.35      7.00%
  Repayment of short-term borrowings...........   1,370,000.00     19.57%
  Offering expenses............................      97,500.00      1.39%
  Organizational expenses......................     214,000.00      3.06%
  Organizational expenses attributable to
     Citizens First Bank prior to offering.....     135,000.00      1.93%
                                                 -------------     -----
          Total uses...........................  $7,000,005.00       100%
                                                 =============     =====

     The short-term borrowings were in the form of 2 lines of credit in the amount of $1,120,000 and $250,000 obtained from First Security Bank of Lexington, Lexington, Kentucky. These lines of credit are for terms of 1 year and are secured by the Citizens First Bank main office and our securities portfolio. The interest rate on the $1,120,000 line of credit is an annual rate equal to the prime rate less 1/2% and the interest rate on the $250,000 line of credit is an annual rate equal to the prime rate. The proceeds of these lines of credit were used to purchase the real estate and some of the furniture and equipment for Citizens First Bank's main office.

     We intend to contribute $7,598,504.65 to Citizens First Bank in exchange for all of its common stock. The purchase of Citizens First Bank's common stock is intended to provide it with the capital required by regulators to start operations. This capital contribution will be made up of the following assets:

Cash.....................................................  $6,093,504.65
Real Property............................................   1,125,000.00
Furniture, fixtures and equipment........................     245,000.00
Organizational expenses attributable to Citizens First
  Bank prior to offering.................................     135,000.00
                                                           -------------
Total capital contribution...............................  $7,598,504.65
                                                           =============

     The cash portion of the capital contribution will be made up of:

        - net cash proceeds from this offering of $4,693,504.65 after other uses;

        - proceeds from the liquidation of all or a part of our securities portfolio; and

        - net cash proceeds, if any, from the exercise of the underwriter's option to purchase additional shares to cover over-allotments.

     The anticipated uses of the net cash proceeds to be received by Citizens First Bank are as follows:

Funding of loans, investments in securities and payment
  of operating expenses..................................  $5,751,154.65
Purchase of additional furniture, equipment and other
  assets necessary for operations........................     288,850.00
Payment of organizational expenses after offering........      53,500.00
                                                           -------------
          Total uses.....................................  $6,093,504.65
                                                           =============

                                 CAPITALIZATION


     The following table sets forth our capitalization as of December 31, 1998 and our pro forma capitalization as of December 31, 1998, as adjusted to give effect to the sale by us of 466,667 shares in this offering, the application of sale proceeds from the sale of a portion of our investment securities as described in "Use of Proceeds" on page 39 and the authorization in January 1999 of 500 shares of preferred stock. This table should be read in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                       AS OF DECEMBER 31, 1998
                                                    -----------------------------
                                                      ACTUAL          AS ADJUSTED
                                                    ----------        -----------
Short-term borrowings...........................    $  995,000        $        0

Stockholders' Equity:
Preferred Stock, no par value: 500 shares
  authorized; no shares issued and
  outstanding...................................             0                 0
Common Stock, no par value: 1,000,000 shares
  authorized;
  106,386 (actual) and 573,053 (as adjusted)
  shares issued and outstanding.................             0                 0
Paid-in capital.................................        20,542         6,433,047
Retained earnings (deficit).....................      (186,499)          597,270
Accumulated other comprehensive income..........       833,797            50,028
                                                    ----------        ----------
          Total stockholders' equity............       667,840         7,080,345
                                                    ----------        ----------

          Total capitalization..................    $1,662,840        $7,080,345
                                                    ==========        ==========


                           RELATED PARTY TRANSACTIONS

     We and Citizens First Bank may have banking and other business transactions in the ordinary course of business with directors, officers and shareholders and their associates, including members of their families and corporations, partnerships and other organizations in which such directors, officers and shareholders have a controlling interest or a management role. All banking transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar credit worthiness, and are not expected to involve more than the normal risk of collectibility or present other unfavorable features to Citizens First Bank. All future transactions with our affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and must be approved by a majority of our directors, including a majority of our disinterested directors.

     The law firm of English, Lucas, Priest & Owsley will be paid fees totaling $95,000 for legal services rendered by it on our behalf in connection with the offering and the organization of Citizens First Bank. Our director James H. Lucas is Of Counsel to, and our shareholder Charles E. English, Sr. is a partner in, said law firm. We further anticipate that English, Lucas, Priest & Owsley will perform ongoing legal services for us and Citizens First Bank following the start of banking operations.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock under our Articles of Incorporation consists of 1,000,000 shares of common stock, no par value per share and 500 shares of preferred stock, no par value per share. Immediately following the offering, 573,053 shares of common stock and no shares of preferred stock will be issued and outstanding.


     All material provisions of the common stock are summarized in this prospectus. However, the following description of our capital stock does not purport to be complete and is subject in all respects to applicable Kentucky law and to the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

VOTING RIGHTS

     All of the shares of common stock will have identical rights and preferences. Holders of common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders, except that shareholders have cumulative voting rights in the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes in the election of directors as is equal to the number of shares owned by such shareholder multiplied by the number of directors to be elected. Under cumulative voting, such shareholder may cast all such votes for one nominee for director or may divide such votes among some or all of the nominees, as the shareholder sees fit. The effect of cumulative voting is that a shareholder may cumulate his or her votes for the election of only one or several nominees for director and, accordingly, holders of less than a majority of the outstanding shares voting for the election of directors may be able to elect one or more directors.

DIVIDEND RIGHTS AND LIMITATIONS ON PAYMENT OF DIVIDENDS

     The holders of common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by our Board of Directors out of the assets and funds legally available. The Kentucky Business Corporation Act further prohibits the payment of any dividends where, after payment of the dividend, a company would be unable to pay its debts as they come due in the usual course of business or such company's total assets would be less than the sum of its total liabilities plus any preferential amounts required to be set aside.

     Our principal source of income from which dividends may be paid to the holders of common stock will be dividends from Citizens First Bank. Under Kentucky banking law, Citizens First Bank may legally declare dividends only if
(a) it has net profits available for dividends and (b) at least 10% of the net profits for the period covered by the dividend are allocated to Citizens First Bank's surplus, until such time as such surplus equals the amount of its stated capital attributable to its common stock. Moreover, the Kentucky Department of Financial Institutions must approve the declaration of any dividends if the total dividends to be declared by Citizens First Bank for any calendar year would exceed Citizens First Bank's total net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock, if any, or debt. See "Supervision and Regulation -- Citizens First Bank: Dividend Restrictions" on page 51. No net earnings, and therefore no monies which may be distributed as cash dividends to us, from which we could pay dividends on the common stock, are projected for Citizens First Bank's initial years of operation.

Moreover, despite the possible availability of net or accumulated earnings in the initial years of operations, and the capacity to maintain capital at levels required by governmental regulations, Citizens First Bank may choose to retain all earnings for its operations. You should not expect to receive any dividends on shares in the near future, if ever, and this investment may be inappropriate for you if you need dividend income from an investment in shares. See
"Business -- Dividends" on page 23.

LIQUIDATION RIGHTS

     In the event of our liquidation, dissolution or winding up of affairs, holders of common stock will be entitled to share in the distribution of assets remaining after payment or provision for payment of all debts, liabilities and expenses, and any liquidation preference to which holders of preferred stock, if any, may then be entitled. Subject to any required regulatory approvals, our directors, at their discretion, may authorize and issue debt obligations, whether or not subordinated, without prior approval of our shareholders, thereby potentially further reducing the liquidation value of your shares.

NO PREEMPTIVE RIGHTS

     Holders of common stock will not have preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of preemptive rights could, in the event of our sale of additional shares of common stock, result in a dilution of the percentage ownership in us held by you.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the common stock will be Reliance Trust Co.

PREFERRED STOCK

     Our authorized preferred stock may be issued from time to time in one or more designated series or classes. Our Board of Directors, without the approval of our shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative provisions as may be provided in a particular series or class. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present intention to issue any series or class of preferred stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, we will have 573,053 shares of common stock outstanding, plus any additional shares sold upon the underwriter's exercise of its option to purchase 70,000 for over-allotments. Of the shares outstanding after the offering, the 466,667 shares sold in this offering will have been registered with the SEC under the Securities Act of 1933 and will be eligible for resale without registration under the Securities Act unless they were acquired by our directors, executive officers or other affiliates. Our affiliates generally will be able to sell shares of common stock only in accordance with the limitations of Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, each of our affiliates (as defined in Rule 144) may sell shares of common stock within any three-month period in an amount limited to the greater of 1% of our outstanding shares of common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.


     We and our directors, executive officers and current shareholders, who are expected to hold an aggregate of approximately 165,763 shares after the offering have agreed, or will agree, that they will not issue, offer for sale, sell, transfer, grant options to purchase or otherwise dispose of or register with the SEC any shares of common stock or any securities convertible into or exercisable for shares of common stock, without the prior written consent of the underwriter, for a period of 180 days from the date of this prospectus. The underwriter has indicated that it has no intention of consenting to any deviation from these lock-up agreements. Under Rule 144 as currently in effect, current shareholders who will not be our affiliates following the offering, owning in the aggregate 75,096 shares, will be able to sell such shares without restriction following the expiration of the 180-day lock-up period.


     Prior to the offering, there has been no public trading market for the common stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the common stock after completion of the offering. Nevertheless, sales of substantial amounts of common stock in the public market could have an adverse effect on prevailing market prices.

                           SUPERVISION AND REGULATION

     Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of statutes and rules and regulations that will affect us and Citizens First Bank. This summary is qualified in its entirety by reference to the particular statutes and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations that will be applicable to our business or that of Citizens First Bank. Supervision, regulation and examination of us and Citizens First Bank by the regulatory agencies are intended primarily for the protection of depositors rather than our shareholders.

CITIZENS FIRST CORPORATION

     GENERAL. Our activities are subject to the supervision of Kentucky and federal law. With respect to Kentucky law, Kentucky Revised Statutes Section
287.900 provides that any individual (which is defined to mean a natural person, partnership, association, business trust, voting trust or similar organization, but not a corporation) or bank holding company having its principal place of business in Kentucky may acquire control of one or more banks or bank holding companies wherever located within the Commonwealth of Kentucky, subject to two general restrictions: (1) neither an individual, which on the effective date of the legislation controlled a bank or bank holding company, nor a bank holding company can acquire control of any bank located in Kentucky, if the bank was chartered after July 13, 1984 but has been in existence for fewer than five years on the date of its acquisition, except for one bank holding company formations; and (2) no individual or bank holding company may acquire control of any bank or bank holding company if, upon the acquisition, the individual or bank holding company would control banks located in Kentucky holding more than 15% of the total deposits of all federally-insured depository institutions in Kentucky.

     In addition to Kentucky Revised Statutes Section 287.900, Kentucky Revised Statutes Section 287.905 also contains provisions requiring any bank holding company to seek and obtain the approval of the Commissioner of the Kentucky Department of Financial Institutions before acquiring control of any bank chartered in Kentucky or any bank holding company controlling a bank which is chartered in the Commonwealth of Kentucky. Control is defined the same as in the Bank Holding Company Act of 1956, as amended, which generally means the power to vote 25% or more of any class of voting securities, the power to elect a majority of the board of directors or the power to directly or indirectly exercise a controlling influence over the management or policies of a bank or bank holding company.

     The Commissioner of the Kentucky Department of Financial Institutions must approve an application by a bank holding company to acquire a bank or bank holding company unless he finds:

     - the terms of the acquisition are not in accordance with the laws of Kentucky;

     - the financial condition or the competence, experience and integrity of the acquiring company or its principals are such as will jeopardize the financial stability of the acquired entity;

     - the public convenience and advantage will not be served by the acquisition; or


     - a federal regulatory authority whose approval is required has disapproved the transaction because it would result in a monopoly or substantially lessen competition.


     Bank holding companies are required to obtain the prior approval of the Federal Reserve Board before they may:

     - acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank;

     - acquire all or substantially all of the assets of any bank; or

     - merge or consolidate with any other bank holding company.


     The Federal Reserve Board generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. Nor can the Federal Reserve Board approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country or that would be in restraint of trade. But the Federal Reserve Board may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweighs the anticompetitive effects of the proposed transaction. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. Consideration of convenience and needs include the parites' performance under the Community Reinvestment Act of 1977.

     RESTRICTIONS ON ACTIVITIES. In addition to the effect of Kentucky law, we are also restricted in our activities by federal law. Under the Bank Holding Company Act, a bank holding company is, with limited exceptions, prohibited from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank, or engaging in any activity other than managing and controlling banks.

     Among the activities which are permissible for bank holding companies are:

     - acquiring and holding shares of any company engaged solely in the business of the holding and operating of properties used wholly or substantially by a subsidiary bank, conducting a safe deposit business or furnishing services to or performing services for a subsidiary bank;

     - acquiring and holding up to 5% of the outstanding voting shares of any company;

     - acquiring and holding up to 5% of the outstanding voting shares of an investment company that is solely engaged in investing in securities and that does not own or control more than 5% of the outstanding shares of any class of voting securities of any company; and

     - acquiring and holding shares of any company, the activities of which the Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.


     In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits that the Federal Reserve Board considers include greater convenience, increased competition or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Among the activities which the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto and which may be engaged in by a bank holding company or a subsidiary thereof in accordance with the rules and regulations of the Federal Reserve Board are:


     - making, acquiring and servicing loans and other extensions of credit;

     - operating an industrial bank, Morris Plan bank or industrial loan company;

     - performing functions or activities that may be performed by a trust company;

     - acting as an investment or financial advisor;

     - leasing personal or real property if the lease is to serve as the functional equivalent of an extension of credit to the lessee and meets other criteria;

     - making investments in corporations or projects designed primarily to promote community welfare;

     - providing data processing and data transmission services if the data to be processed or furnished are financial, banking or economic in nature;

     - acting as a principal, agent or broker for insurance that is directly related to an extension of credit by the holding company or a bank subsidiary of the holding company, or engaging in any insurance agency activity in a place where the holding company or a subsidiary has a lending office and that has a population not exceeding 5,000;

     - owning, controlling or operating a savings association;

     - providing courier services for financial instruments exchanged among banks and financial institutions;

     - providing management consulting advice to banks and other depository institutions not affiliated with the holding company;

     - issuing and selling money orders and similar consumer-type payment instruments having a face value of not more than $1,000;

     - performing appraisals of real estate and personal property;

     - acting as intermediary for the financing of commercial or industrial income-producing real estate;


     - providing securities brokerage services;


     - underwriting and dealing in government obligations and money market instruments;

     - providing general information and statistical forecasting with respect to foreign exchange markets and transactional services with respect thereto;

     - acting as futures commissions merchant for nonaffiliated persons;

     - providing investment advice on financial futures and options on futures;

     - providing consumer financial counseling;

     - providing tax planning and preparation services;

     - providing check guaranty services;

     - operating a collection agency; and

     - operating a credit bureau.

     The Federal Reserve Board has determined that the following nonbanking activities, among others, are not so closely related to banking or managing or controlling banks as to be a proper incident thereto:


     - insurance premium funding or the combined sale of mutual funds and insurance;


     - underwriting life insurance, except in low-population areas, that is not sold in connection with a credit transaction by a bank holding company system;

     - real estate brokerage;

     - land development;

     - real estate syndication;

     - management consulting;

     - property management; and

     - operation of a travel agency.

     Bank holding companies are not limited under section 4(c)(8) of the Bank Holding Company Act to activities previously approved by the Federal Reserve Board. If a bank holding company is of the opinion that other activities in the circumstances surrounding a particular case are closely related to banking or managing or controlling banks, the holding company may apply for Federal Reserve Board approval to engage in the activity or acquire an interest in a company that is engaged in the activity.

     There are no territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company may result from such activity.

     We may seek to engage, or to acquire an interest in a company that engages, in nonbanking activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. No negotiations for the acquisition of any entities other than Citizens First Bank have been carried on by us, nor are any such negotiations specifically contemplated, nor are any plans currently under consideration under which we would engage in any nonbanking activities. There can be no assurance that any such entity will be acquired by us or that we will engage in any nonbanking activities in the future.

     CAPITAL ADEQUACY. We and Citizens First Bank will be required to comply with the capital adequacy standards established by the Federal Reserve Board and the Federal Deposit Insurance Corporation, respectively. There are two basic measures for capital adequacy for bank holding companies and the depository institutions that they own: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the total capital ratio or the ratio of total capital to risk-weighted assets, including some off-balance sheet items, such as standby letters of credit, is 8.0%. At least half of total capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and other permissible intangible assets, known as "tier 1 capital". The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves, known as "tier 2 capital".

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to average assets, less goodwill and permissible other intangible assets, of 3.0% for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies that experience internal growth to make acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board will consider a "tangible tier 1 capital leverage ratio," deducting all intangibles, and other indicia of capital strength in evaluating proposals for expansion or new activities.

     The federal bank regulators continue to indicate their desire to raise the capital requirements that apply to banks beyond their current levels. The Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency have proposed an amendment to the risk-based capital standards that would calculate the change in a bank's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

     REPORTING OBLIGATIONS. A bank holding company is required to file with the Federal Reserve Board annual reports and other information regarding its business operations and the business operations of its subsidiaries. It is also subject to examination by the Federal Reserve Board and is required to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting stock of such bank unless it already owns a majority of the shares of voting stock of such bank.

     SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve Board policy we will be expected to act as a source of financial strength for, and to commit resources to support, Citizens First Bank. This support may be required at times when, absent such Federal Reserve Board policy, we may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act, a depository institution insured by the Federal Deposit Insurance Corporation can be held liable for any loss incurred by, or reasonably expected to be incurred by, the Federal Deposit Insurance Corporation after August 9, 1989, in connection with the default of a commonly controlled Federal Deposit Insurance Corporation-insured depository institution or any assistance provided by the Federal Deposit Insurance Corporation to any commonly controlled Federal Deposit Insurance Corporation-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of conditions indicating that a default is likely to occur in the absence of regulatory assistance. The Federal Deposit Insurance Corporation's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt, other than affiliates, of the commonly controlled insured depository institution. Citizens First Bank will be subject to these cross-guarantee provisions. As a result, any loss suffered by the Federal Deposit Insurance Corporation in respect of Citizens First Bank would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of our respective investment in any other subsidiary depository institution.

     YEAR 2000. Another factor that is gaining increasing scrutiny in the application process is the Year 2000 readiness of the parties involved in acquisition transactions. Banking organizations whose Year 2000 readiness is in less than satisfactory condition are undergoing special scrutiny in connection with acquisition transactions requiring regulatory approval, and may not be eligible to use expedited application procedures for acquisition transactions.

CITIZENS FIRST BANK

     GENERAL. As a bank organized under Kentucky law, Citizens First Bank will be subject to the regulation and supervision of the Kentucky Department of Financial Institutions. As an insured bank under the Federal Deposit Insurance Act, Citizens First Bank will also be subject to regulation and examination by the Federal Deposit Insurance Corporation. Although Citizens First Bank will not be a member of the Federal Reserve System, it will nevertheless be subject to provisions of the Federal Reserve Act and regulations promulgated thereunder.

     The Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions will regularly examine the operations of Citizens First Bank. State banks also are subject to regulation requiring the maintenance of prescribed minimum capital levels, and Citizens First Bank will be required to file annual reports and such additional information as the Kentucky Department of Financial Institutions and Federal Deposit Insurance Corporation regulations require. Citizens First Bank will also be subject to restrictions on loan limits, interest rates, "insider" loans to officers, directors and principal shareholders, restrictions on tie-in arrangements and transactions with affiliates, as well as many other matters. Strict compliance at all times with state and federal banking laws will be required. Supervision, regulation, and examination of Citizens First Bank by bank regulatory agencies is intended for the protection of Citizens First Bank's depositors, not Citizens First Bank's shareholders. Federal and state regulators have authority to impose sanctions on Citizens First Bank and its directors and officers if Citizens First Bank engages in unsafe or unsound practices, or otherwise fails to comply with regulatory standards.

     The following summaries of statutes, regulations and policies affecting banks do not purport to be complete, and the statutes and regulations described should be referred to by all prospective investors.

     INTERSTATE BANKING. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 has introduced a process that will enable nationwide interstate banking through bank subsidiaries and interstate banking mergers. Effective September 29, 1995, the Riegle-Neal Act allowed adequately capitalized and well-managed bank holding companies to acquire control of a bank in any state subject to concentration limits. The Riegle-Neal Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible, or "opt out" and prohibit interstate branching altogether.

     Kentucky has enacted "opt-in" legislation that permits banks from other states to establish branches in Kentucky by acquisition of a Kentucky bank after June 1, 1997. Restrictions currently imposed upon Kentucky banks will continue to apply under the legislation, including


     - prohibiting bank holding companies from chartering a new bank in Kentucky or acquiring a bank in Kentucky which has been in existence for less than five years;

     - generally prohibiting a bank from establishing a branch office in Kentucky outside its home county except by merging with a bank that has operated an office in the target county for at least five years; and


     - prohibiting acquisitions which have the result of concentrating control of more than 15% of the federally insured deposits in Kentucky.

     It is expected that the Riegle-Neal Act will increase competition in the banking industry as it will allow out of state banks to branch into Kentucky through acquisitions of banks in Kentucky.

     STATE REGULATION. Kentucky law places numerous restrictions and requirements on the banking operations of state-chartered banks. State-chartered banks must report to the Kentucky Department of Financial Institutions periodically upon request, and at least annually, regarding the financial condition and operations of the bank.

     Kentucky Revised Statutes Section 287.100(2) limits a bank's investment in real estate and provides that a bank may only hold title to real estate necessary or appropriate for the transaction of legitimate business and the cost of such real estate, including furniture and fixtures, generally may not exceed 40% of the total paid-in capital, unimpaired surplus and undivided profits of the bank without approval of the Kentucky Department of Financial Institutions. A state-chartered bank may invest in real estate other than that related to its legitimate business within its generally accepted banking market provided such investment does not exceed 10% of the bank's actual paid-in capital and surplus at the time the investment is made. Exceptions to the foregoing rules apply in the case of real estate conveyed to a bank in satisfaction of a debt previously contracted.

     With respect to expansion, Citizens First Bank may establish branches only within the geographical limits of Warren County, Kentucky, and at locations which are subject to approval by the Kentucky Department of Financial Institutions. Citizens First Bank is also subject to the banking and usury laws of Kentucky restricting the amount of interest it may charge in making loans or other extensions of credit.

     Kentucky law also currently imposes a time restriction on the acquisition of recently chartered banks in Kentucky. Except for mergers or consolidations of banks whose principal place of business is in the same county, Kentucky Revised Statutes Section 287.900 provides that a bank or bank holding company may not be acquired unless it has been in existence for at least five years at the time of the acquisition.

     DIVIDEND RESTRICTIONS. Federal and state statutes and regulations restrict the payment of dividends by state-chartered banks. Under Kentucky law, dividends by Kentucky banks may be paid only from current or retained net profits. Before any dividend may be declared for any period, other than with respect to preferred stock, if any, a bank must increase its capital surplus by at least 10% of the net profits of the bank for such period until the bank's capital surplus equals the amount of its stated capital attributable to its common stock. Moreover, the Commissioner of the Kentucky Department of Financial Institutions must approve the declaration of dividends if the total dividend to be declared by a bank for any calendar year would exceed the bank's total net profits for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock, if any, or debt.

     The Kentucky Business Corporation Act provides additional restrictions on distributions by a Kentucky corporation, including the Bank. See "Description of Capital Stock -- Dividend Rights and Limitations on Payment of Dividends" on page 42.

     The Federal Deposit Insurance Corporation may also restrict Citizens First Bank's payment of dividends. If the Federal Deposit Insurance Corporation determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the Federal Deposit Insurance Corporation may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. Moreover, regulations of the Federal Deposit Insurance Corporation requiring Citizens First Bank to maintain certain capital levels will also affect Citizens First Bank's ability to pay dividends. See "Business -- Dividends" on page 23.

     PROMPT CORRECTIVE ACTION FOR CAPITAL DEFICIENCIES. Citizens First Bank will be subject to risk-based and leverage capital requirements similar to those imposed upon us as described above under "Capital Adequacy." The failure of Citizens First Bank to meet its capital guidelines would subject it to a variety of enforcement remedies and other restrictions on its business. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. With respect to institutions in the three undercapitalized categories, the regulators must take prescribed supervisory actions and are authorized to take other discretionary actions. Generally, subject to a narrow exception, the Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     An institution is deemed to be well capitalized if it

     - has a total capital ratio of 10% or greater;

     - has a tier 1 capital ratio of 6.0% or greater;

     - has a leverage ratio of 5.0% or greater; and


     - is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by its federal banking agency.


     An institution is considered to be adequately capitalized if it has

     - a total capital ratio of 8.0% or greater;

     - a tier 1 capital ratio of 4.0% or greater; and

     - a leverage ratio of 4.0% or greater.

     An institution is considered to be undercapitalized if it has

     - a total capital ratio of less than 8.0%;

     - a tier 1 capital ratio of less than 4.0%; or

     - a leverage ratio of less than 4.0%.

     An institution is considered to be significantly undercapitalized if it has

     - a total capital ratio of less than 6.0%;

     - a tier 1 capital ratio of less than 3.0%; or

     - a leverage ratio of less than 3.0%.

     An institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock, including related surplus, minus all intangible assets with exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.


     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under the Improvement Act, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to limitations. The obligations of a controlling bank holding company under the Improvement Act to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the Federal Deposit Insurance Corporation. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the Improvement Act.


     For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions:

     - sell enough shares, including voting shares, to become adequately capitalized;

     - merge with, or be sold to, another institution or holding company, but only if grounds exist for appointing a conservator or receiver;

     - restrict transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist;

     - otherwise restrict transactions with bank or non-bank affiliates;

     - restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region";

     - restrict asset growth or reduce total assets;

     - alter, reduce, or terminate activities;

     - hold a new election of directors;

     - dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with prescribed procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

     - employ "qualified" senior executive officers;

     - cease accepting deposits from correspondent depository institutions;

     - divest nondepository affiliates which pose a danger to the institution;
       or

     - be divested by a parent holding company.

     In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

     DEPOSIT INSURANCE. Citizens First Bank's deposits will be insured by the Federal Deposit Insurance Corporation up to the statutory limit of $100,000 per depositor through the Bank Insurance Fund. Under current law, the insurance assessment paid by Bank Insurance Fund-insured institutions is set by the Federal Deposit Insurance Corporation and is designed to achieve a target reserve ratio of 1.25 percent of estimated insured deposits or such higher ratio as the Federal Deposit Insurance Corporation may determine in accordance with law. The Federal Deposit Insurance Corporation is also authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the Federal Deposit Insurance Corporation from the Treasury Department. Bank Insurance Fund annual assessment rates currently range from 0 to 27 basis points. The actual assessment rate paid by individual institutions is determined by the risk category rating of the institution as determined by the Federal Deposit Insurance Corporation.


     On September 30, 1996, Congress enacted the Deposit Insurance Funds Act of 1996. The Funds Act authorized the Financing Corporation to levy assessments on Bank Insurance Fund-assessable deposits and stipulates that the rate must equal one-fifth of the Financing Corporation assessment rate that is applied to deposits assessable by the Savings Association Insurance Fund. Based on June 30, 1996, deposit data, Financing Corporation assessments imposed on Bank Insurance Fund-insured deposits in annual amounts are presently estimated at 1.26 basis points.


     EFFECTS OF GOVERNMENTAL POLICIES AND ECONOMIC CONDITIONS. Citizens First Bank's earnings will be affected by the difference between the interest earned by Citizens First Bank on its loans and investments and the interest paid by Citizens First Bank on its deposits or other borrowings. The yields on its assets and the rates paid on its liabilities are sensitive to changes in prevailing market rates of interest. Thus, the earnings and growth of Citizens First Bank will be influenced by general economic conditions, fiscal policies of the Federal government, and the policies of regulatory agencies, particularly the Federal Reserve Board, which establishes national monetary policy, all of which are beyond Citizens First Bank's control. The nature and impact of any future changes in fiscal or monetary policies cannot be predicted.


     From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. For example, the Depository Institutions Deregulation and Monetary Control Act of 1980 provided for the phasing out of restrictions on deposit interest rate ceilings, the authorization of new accounts and related services and the expansion of the lending authority of savings and loan associations. The Depository Institutions Deregulation Act has altered the competitive relationship that previously existed among financial institutions, and has resulted in a substantial reduction in the historical distinction between the services offered by banks, savings and loan associations and other financial institutions.

     MONETARY POLICY. Commercial banks, including Citizens First Bank, are affected by the credit policy of various regulatory authorities, including the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the Federal Reserve Board to implement these objectives are open market operations in U.S. government securities, changes in reserve requirements on bank deposits, changes in the discount rate on bank borrowings and limitations on interest rates that banks may pay on time and savings deposits. The Federal Reserve Board uses these means in varying combinations to influence overall growth of bank loans, investments and deposits, and also to affect interest rates charged on loans, received on investments or paid for deposits.

     The monetary and fiscal policies of regulatory authorities, including the Federal Reserve Board, also affect the banking industry. Through changes in the reserve requirements against bank deposits, open market operations in U.S. government securities and changes in the discount rate on bank borrowings, the Federal Reserve Board influences the cost and availability of funds obtained for lending and investing. No prediction can be made with respect to possible future changes in interest rates, deposit levels or loan demand or with respect to the impact of such changes on the business and earnings of Citizens First Bank.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement between us and J.J.B. Hilliard, W.L. Lyons, Inc. as underwriter, we have agreed to sell to such underwriter the shares. The underwriting agreement provides that the obligations of the underwriter thereunder are subject to conditions and provide for our payment of some expenses incurred in connection with the review of the underwriting arrangements for the offering by the National Association of Securities Dealers, Inc. Under the terms and conditions of the underwriting agreement, the underwriter is committed to take and pay for all of the shares offered under this prospectus, if any are taken.

     We and the underwriter have agreed that the underwriter will purchase the 466,667 shares of common stock offered under this prospectus at a price to the public of $15.00 per share less underwriting discounts of $1.05 per share. The underwriter proposes to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at such price less a concession not in excess of $.63 per share. Subject to our discretion, no more than 14,000 shares may be purchased from the underwriter by any person, including his affiliates and immediate family members. After the offering, the offering price and other selling terms may be changed by the underwriter.


     We have granted the underwriter an option exercisable for 30 days after the date of this prospectus to purchase up to an aggregate of 70,000 additional shares, solely to cover over-allotments, if any, at the same price per share as is to be paid by the underwriter for the other shares offered under this prospectus. If the underwriter exercises its option for any over-allotments, the underwriter has agreed, subject to some conditions, to purchase such over-allotment shares.



     We have agreed, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, not to offer, sell, contract to sell or otherwise dispose of any shares of common stock or preferred stock which are substantially similar to the shares or which are convertible or exchangeable into securities which are substantially similar to the shares without the prior consent of the underwriter. Our current shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of any of our securities beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus. The underwriter has indicated that it has no intention of consenting to any deviation from these lock-up agreements.


     The underwriter has informed us that it does not intend to make sales to any accounts over which it exercises discretionary authority.

     Prior to the offering, there has been no public market for the common stock. The initial public offering price of the common stock was determined by us and the underwriter. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated value of shares of common stock. Several factors were considered in determining the initial public offering price of the shares, including the size of the offering and the desire that the shares be attractive to individuals.

     To facilitate the offering of the shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriter may over-allot shares in connection with the offering, thereby creating a short position in the underwriter's syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the shares, the underwriter may bid for, and purchase, shares in the open market. Any of these activities may maintain the market price of the shares at a level above that which might otherwise prevail in the open market. The underwriter is not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time.

     We have agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares offered under this prospectus is being passed upon for us by Stoll, Keenon & Park, LLP, Lexington, Kentucky. Other legal matters in connection with the offering will be passed upon for the underwriter by Brown, Todd & Heyburn PLLC, Louisville, Kentucky.

                                    EXPERTS

     Our financial statements as of December 31, 1997 and 1996, and for the years then ended, included in this prospectus and in the registration statement, have been so included in reliance upon the report of KPMG LLP, independent certified public accountants, included in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                           CITIZENS FIRST CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
FINANCIAL STATEMENTS:
Balance Sheets as of September 30, 1998 (unaudited) and
  December 31, 1997 and 1996................................  F-3
Statements of Income for the nine months ended September 30,
  1998 and 1997 (unaudited) and the years ended December 31,
  1997 and 1996.............................................  F-4
Statements of Comprehensive Income for the nine months ended
  September 30, 1998 and 1997 (unaudited) and the years
  ended December 31, 1997 and 1996..........................  F-5
Statements of Changes in Stockholders' Equity for the nine
  months ended September 30, 1998 (unaudited) and the years
  ended December 31, 1997 and 1996..........................  F-6
Statements of Cash Flows for the nine months ended September
  30, 1998 and 1997 (unaudited) and the years ended December
  31, 1997 and 1996.........................................  F-7
Notes to Financial Statements...............................  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Citizens First Corporation:

     We have audited the accompanying balance sheets of Citizens First Corporation (the Company) as of December 31, 1997 and 1996, and the related statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citizens First Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                     /s/ KPMG LLP

Louisville, Kentucky

October 30, 1998, except as to


Note 8, which is as of


February 5, 1999

                           CITIZENS FIRST CORPORATION

                                 BALANCE SHEETS


                                                                   DECEMBER 31,
                                               SEPTEMBER 30,   ---------------------
                                                   1998           1997        1996
                                               -------------   ----------   --------
                                                (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents....................   $   30,948     $  108,484   $ 10,118
Securities available for sale (amortized cost
  of $227,003, $192,308 and $235,408,
  respectively) (notes 3 and 6)..............    1,342,882      1,098,977    814,694
                                                ----------     ----------   --------
          Total current assets...............    1,373,830      1,207,461    824,812
Fixed assets.................................        6,032             --         --
Other........................................        2,200             --         --
                                                ----------     ----------   --------
                                                $1,382,062     $1,207,461   $824,812
                                                ==========     ==========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable.............................   $  141,575     $       --   $     --
Taxes payable................................           --         11,608     10,803
Deferred tax liability.......................      379,399        308,267    196,957
                                                ----------     ----------   --------
          Total current liabilities..........      520,974        319,875    207,760
                                                ----------     ----------   --------
STOCKHOLDERS' EQUITY:
Common stock, no par value; 1,000,000 shares
  authorized, 106,386 shares issued and
  outstanding (note 8).......................           --             --         --
Paid-in capital..............................       20,542         20,542     20,542
Retained earnings............................      104,065        268,642    214,181
Accumulated other comprehensive income.......      736,481        598,402    382,329
                                                ----------     ----------   --------
          Total stockholders' equity.........      861,088        887,586    617,052
                                                ----------     ----------   --------
          Total current liabilities and
             stockholders' equity............   $1,382,062     $1,207,461   $824,812
                                                ==========     ==========   ========


See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                              STATEMENTS OF INCOME


                                             NINE MONTHS ENDED       YEARS ENDED
                                               SEPTEMBER 30,        DECEMBER 31,
                                            -------------------   -----------------
                                              1998       1997      1997      1996
                                            ---------   -------   -------   -------
                                                (UNAUDITED)
REVENUES:
Dividend and interest income..............  $  10,413   $10,098   $13,861   $12,105
Gain on sale of securities................         --        --    53,566    52,387
                                            ---------   -------   -------   -------
          Total revenues..................     10,413    10,098    67,427    64,492
EXPENSES:
Salaries and employee benefits............     37,796        --        --        --
Professional fees.........................    127,329        --        --        --
Registration fees.........................      7,500        --        --        --
License fees..............................         --       164       164       134
Administrative............................      1,121       565       600       595
Other.....................................      1,244       359       594        34
                                            ---------   -------   -------   -------
          Total expenses..................    174,990     1,088     1,358       763
                                            ---------   -------   -------   -------
          Income (loss) before income
             taxes........................   (164,577)    9,010    66,069    63,729
Income tax expense (note 4)...............         --     1,401    11,608    10,803
                                            ---------   -------   -------   -------
          Net income (loss)...............  $(164,577)  $ 7,609   $54,461   $52,926
                                            =========   =======   =======   =======
          Earnings (loss) per
             share -- basic and diluted...  $   (1.55)  $  0.07   $  0.51   $  0.50
                                            =========   =======   =======   =======


See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                       STATEMENTS OF COMPREHENSIVE INCOME

                                          NINE MONTHS ENDED         YEARS ENDED
                                            SEPTEMBER 30,          DECEMBER 31,
                                         --------------------   -------------------
                                           1998        1997       1997       1996
                                         ---------   --------   --------   --------
                                             (UNAUDITED)
Net income (loss)......................  $(164,577)  $  7,609   $ 54,461   $ 52,926
Other comprehensive income:
  Unrealized holding gain on available
     for sale securities arising during
     the period, net of tax of $71,132,
     $106,861, $111,310 and $68,597,
     respectively......................    138,079    207,436    248,204    165,895
  Reclassification adjustment for prior
     period unrealized gain recognized
     during current period, net of tax
     of $16,553 and $16,865 in 1997 and
     1996, respectively................         --         --    (32,131)   (32,737)
                                         ---------   --------   --------   --------
          Net gain recognized in other
             comprehensive income......    138,079    207,436    216,073    133,158
                                         ---------   --------   --------   --------
Comprehensive income (loss)............  $ (26,498)  $215,045   $270,534   $186,084
                                         =========   ========   ========   ========

See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                  ACCUMULATED
                          COMMON STOCK                               OTHER           TOTAL
                        ----------------   PAID-IN   RETAINED    COMPREHENSIVE   STOCKHOLDERS'
                        SHARES    AMOUNT   CAPITAL   EARNINGS       INCOME          EQUITY
                        -------   ------   -------   ---------   -------------   -------------
Balance, December 31,
  1995 (unaudited)....  106,386    $--     $20,542   $ 161,255     $249,171        $ 430,968
Comprehensive income:
Net income............       --     --          --      52,926           --           52,926
Other comprehensive
  income, net of tax:
  Unrealized gain on
     available for
     sale securities,
     net of
     reclassification
     adjustment.......       --     --          --          --      133,158          133,158
                                                                                   ---------
Comprehensive
  income..............                                                               186,084
                        -------    ---     -------   ---------     --------        ---------
Balance, December 31,
  1996................  106,386     --      20,542     214,181      382,329          617,052
Comprehensive income:
Net income............       --     --          --      54,461           --           54,461
Other comprehensive
  income, net of tax:
  Unrealized gain on
     available for
     sale securities,
     net of
     reclassification
     adjustment.......       --     --          --          --      216,073          216,073
                                                                                   ---------
Comprehensive
  income..............                                                               270,534
                        -------    ---     -------   ---------     --------        ---------
Balance, December 31,
  1997................  106,386     --     $20,542     268,642      598,402          887,586
Comprehensive income:
Net loss..............       --     --          --    (164,577)          --         (164,577)
Other comprehensive
  income, net of tax:
  Unrealized gain on
     available for
     sale securities,
     net of
     reclassification
     adjustment.......       --     --          --          --      138,079          138,079
                                                                                   ---------
Comprehensive loss....                                                               (26,498)
                        -------    ---     -------   ---------     --------        ---------
Balance, September 30,
  1998................  106,386    $--     $20,542   $ 104,065     $736,481        $ 861,088
                        =======    ===     =======   =========     ========        =========


See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                            STATEMENTS OF CASH FLOWS

                                            NINE MONTHS ENDED       YEARS ENDED
                                              SEPTEMBER 30,         DECEMBER 31,
                                           -------------------   ------------------
                                             1998       1997       1997      1996
                                           ---------   -------   --------   -------
                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)........................  $(164,577)  $ 7,609   $ 54,461   $52,926
Adjustments to reconcile net income
  (loss) to net cash used in operating
  activities:
  Gain on sale of securities.............         --        --    (53,566)  (52,387)
  Increase in other assets...............     (2,200)       --         --        --
  Increase in accounts payable...........    141,575        --         --        --
  Increase (decrease) in taxes payable...    (11,608)   (9,402)       805     1,808
                                           ---------   -------   --------   -------
          Net cash provided by (used in)
             operating activities........    (36,810)   (1,793)     1,700     2,347
                                           ---------   -------   --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of securities
  available for sale.....................         --        --    113,049    68,021
Proceeds from partial return of capital
  on securities available for sale.......      3,583        --         --        --
Purchases of securities available for
  sale...................................    (38,277)       --    (16,383)  (68,384)
Purchases of equipment...................     (6,032)       --         --        --
                                           ---------   -------   --------   -------
          Net cash provided by (used in)
             investing activities........    (40,726)       --     96,666      (363)
                                           ---------   -------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:....         --        --         --        --
                                           ---------   -------   --------   -------
Net increase (decrease) in cash and cash
  equivalents............................    (77,536)   (1,793)    98,366     1,984
Cash and cash equivalents, beginning.....    108,484    10,118     10,118     8,134
                                           ---------   -------   --------   -------
Cash and cash equivalents, ending........  $  30,948   $ 8,325   $108,484   $10,118
                                           =========   =======   ========   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid for income taxes...............  $  14,010   $10,803   $ 10,803   $ 8,970
                                           =========   =======   ========   =======

See accompanying notes to financial statements.

                           CITIZENS FIRST CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PRESENTATION

     Citizens First Corporation ("the Company") was incorporated on December 24, 1975 for the purpose of conducting business as an investment club. The Company is registered under the laws of the Commonwealth of Kentucky and is headquartered in Bowling Green, Kentucky. In September 1998, the Company filed an application with the Kentucky Department of Financial Institutions ("KDFI") and the Federal Deposit Insurance Corporation ("FDIC") to organize and charter Citizens First Bank, Inc. (the "Bank") as a new Kentucky bank and a wholly-owned subsidiary of the Company. The Company will file an application to the Board of Governors of the Federal Reserve System ("FRB") for approval to become a bank holding company under the Holding Company Act of 1956, as amended. After the Bank is chartered and opens for business the principal business activity of the Company will be the business of banking conducted through its wholly-owned subsidiary Bank. The Company will not be authorized to do business as a bank holding company until it secures the approval of the FRB.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

(B) INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The interim financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are unaudited. In the opinion of management, such interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations.

(C) CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and balances due from banks.

(D) SECURITIES

     Securities available for sale include securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and prepayment risk changes. Securities available for sale are carried at fair value with unrealized gains or losses, net of tax effect, included in stockholders' equity. Amortization of premiums and accretion of discounts are recorded using the interest method. Gains or losses on sales of securities are computed on a specific identification cost basis.

                           CITIZENS FIRST CORPORATION

(E) INCOME TAXES

     The Company utilizes the asset and liability approach to accounting for income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(F) EARNINGS PER SHARE


     Basic earnings per share (EPS) is determined by dividing income by the weighted average number of shares of common stock outstanding during the period adjusted for the stock splits described in note 8. Diluted EPS takes into account the dilutive effect of common stock equivalents. Diluted and basic EPS are the same for the Company as the Company does not have common stock equivalents.


(3) SECURITIES

     The amortized cost, gross unrealized gains and losses, and fair value of securities available for sale at September 30, 1998 and December 31, 1997 and 1996 are as follows:

                                                          UNREALIZED
                                          AMORTIZED   -------------------      FAIR
SEPTEMBER 30, 1998                          COST        GAINS      LOSSES     VALUE
------------------                        ---------   ----------   ------   ----------
(UNAUDITED)
Equity securities.......................  $227,003    $1,115,879    --      $1,342,882
                                          ========    ==========     ==     ==========
DECEMBER 31, 1997
-----------------
Equity securities.......................  $192,308    $  906,669    --      $1,098,977
                                          ========    ==========     ==     ==========
DECEMBER 31, 1996
-----------------
Equity securities.......................  $235,408    $  579,286    --      $  814,694
                                          ========    ==========     ==     ==========

     Gross gains of $53,566 and $52,387, respectively, were realized on sales of securities in 1997 and 1996. There were no gross losses realized on sales of securities in 1997 and 1996.

(4) INCOME TAXES

     The total income tax expense was allocated as follows:

                                            NINE MONTHS ENDED       YEARS ENDED
                                              SEPTEMBER 30,         DECEMBER 31,
                                            ------------------   ------------------
                                             1998       1997       1997      1996
                                            -------   --------   --------   -------
                                               (UNAUDITED)
Income from operations....................  $    --   $  1,401   $ 11,608   $10,803
Stockholders' equity, for unrealized net
  gain on securities available for sale...   71,132    106,861    111,310    68,596
                                            -------   --------   --------   -------
          Total...........................  $71,132   $108,262   $122,918   $79,399
                                            =======   ========   ========   =======

                           CITIZENS FIRST CORPORATION

(4) INCOME TAXES -- (CONTINUED)

     The components of income tax expense from operations consist of the following:

                                               NINE MONTHS
                                                  ENDED           YEARS ENDED
                                              SEPTEMBER 30,      DECEMBER 31,
                                             ---------------   -----------------
                                              1998     1997     1997      1996
                                             ------   ------   -------   -------
                                               (UNAUDITED)
Current...................................   $   --   $1,401   $11,608   $10,803
Deferred..................................       --       --        --        --
                                             ------   ------   -------   -------
          Total...........................   $   --   $1,401   $11,608   $10,803
                                             ======   ======   =======   =======

     An analysis of the differences between the effective tax rates and the statutory U.S. federal income tax rate is as follows:

                                           NINE MONTHS ENDED      YEARS ENDED
                                             SEPTEMBER 30,       DECEMBER 31,
                                           -----------------   -----------------
                                             1998      1997     1997      1996
                                           --------   ------   -------   -------
                                              (UNAUDITED)
Tax based on statutory rate.............   $(55,956)  $3,063   $22,463   $21,668
Surtax exemption........................         --   (1,712)  (10,946)  (10,736)
Increase in valuation allowance.........     55,956       --        --        --
Other, net..............................         --       50        91      (129)
                                           --------   ------   -------   -------
          Total.........................   $     --   $1,401   $11,608   $10,803
                                           ========   ======   =======   =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                  SEPTEMBER        DECEMBER 31,
                                                     30,        -------------------
                                                    1998          1997       1996
                                                -------------   --------   --------
                                                 (UNAUDITED)
DEFERRED TAX ASSET:
Net operating loss carryforward..............     $ 55,956      $     --   $     --
Valuation allowance..........................      (55,956)           --         --
                                                  --------      --------   --------
          Net deferred tax asset.............           --            --         --
DEFERRED TAX LIABILITY:
Investment securities........................      379,399       308,267    196,957
                                                  --------      --------   --------
          Net deferred tax liability.........     $379,399      $308,267   $196,957
                                                  ========      ========   ========

                           CITIZENS FIRST CORPORATION

(4) INCOME TAXES -- (CONTINUED)

     Under the asset and liability method, the likelihood of realizing tax benefits related to potential deferred tax assets is evaluated by management and a valuation allowance is recognized to reduce the deferred tax asset if it is more likely than not that the deferred asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

(5) RELATED PARTY TRANSACTION

     The Company began occupying office space from a stockholder at no charge during 1998.

(6) CONCENTRATION OF MARKET RISK

     Substantially all of the Company's assets consist of equity securities. The single largest common stock held at September 30, 1998 and December 31, 1997 and 1996 was approximately 47%, 48% and 39% of total assets, respectively.

(7) SUBSEQUENT EVENTS


     On October 8, 1998, the Company signed a one-year promissory note in the amount of $1,120,000 to purchase and renovate a building to serve as the Bank's principal office. The note is secured by the building and the Company's investment securities. Terms of the note require quarterly interest payments commencing on January 8, 1999 at one-half percent below the prime rate and principal due on October 8, 1999.


     On October 30, 1998, the Company obtained a $250,000 operating line of credit secured by the Company's investment securities. The line of credit bears interest at the prime rate and matures on October 8, 1999.


(8) STOCK SPLITS



     On August 5, 1998, the Company's board of directors approved to increase the number of authorized shares to 1,000,000. At the same time, the board of directors approved a 100-for-1 stock split to adjust the outstanding shares to the approximate market value of current assets in light of the increase in authorized shares. Subsequently, on February 5, 1999, the board of directors approved a 1.043-for-1 stock split to adjust the outstanding shares to the approximate market value of current assets on the close of business on February 5, 1999. All share and per share information included in the accompanying financial statements has been adjusted to reflect the stock splits.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
PROSPECTUS SUMMARY..................    3
RISK FACTORS........................    6
FORWARD-LOOKING STATEMENTS..........   10
BUSINESS............................   11
SELECTED FINANCIAL DATA.............   25
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................   26
MANAGEMENT..........................   31
PRINCIPAL SHAREHOLDERS..............   36
USE OF PROCEEDS.....................   39
CAPITALIZATION......................   41
RELATED PARTY TRANSACTIONS..........   41
DESCRIPTION OF CAPITAL STOCK........   42
SHARES ELIGIBLE FOR FUTURE SALE.....   43
SUPERVISION AND REGULATION..........   44
UNDERWRITING........................   56
LEGAL MATTERS.......................   57
EXPERTS.............................   57
INDEX TO FINANCIAL STATEMENTS.......  F-1

                           -------------------------

     UNTIL MAY 12, 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 466,667 Shares

                       (CITIZENS FIRST Corporation LOGO)

                                  Common Stock
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                       J.J.B. HILLIARD, W.L. LYONS, INC.

                               February 11, 1999


------------------------------------------------------
------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XIII entitled INDEMNIFICATION OF DIRECTORS & OFFICERS, of the small business issuer's Amended and Restated Bylaws provides as follows:

               SECTION 1. DEFINITIONS. As used in this article, the term "person" means any past, present or future Director or officer of the Corporation.

               SECTION 2. INDEMNIFICATION GRANTED. The Corporation shall indemnify, to the full extent and under the circumstances permitted by the Kentucky Business Corporation Act in effect, from time to time, any person as defined above, made or threatened to, be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer of the Corporation, or designated officer of an operating division of the Corporation, or is or was an employee or agent of the Corporation, or is or was serving at the specific request of the Corporation as a Director, officer, employee or agent of another company or other enterprise in which the Corporation should own, directly or indirectly, an equity interest or of which it may be a creditor.

               This right of indemnification shall not be deemed exclusive of any other rights to which a person indemnified herein may be entitled by law, agreement, vote of Shareholders or disinterested Directors, the Kentucky Business Corporation Act, or otherwise, and shall continue as to a person who has ceased to be a Director, officer, designated officer, employee or agent, and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such person. It is not intended that the provisions of this article be applicable to, and they are not to be construed as granting indemnity with respect to, matters as to which indemnification would be in contravention of the laws of Kentucky or the United States of America, whether as a matter of public policy or pursuant to statutory provision.

     Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Revised Statutes (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Kentucky corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation.

     A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders (excluding shares held by the person in question).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. Except for the registration fee, all of the amounts shown are estimates.


             Registration Fee                               $  2,237.90
             Blue Sky Fees and Expenses                        6,000.00
             NASD Filing Fee                                   1,305.00
             Accounting Fees                                  12,000.00
             Legal Fees                                       40,000.00
             Printing                                         30,000.00
             Miscellaneous Expenses                            5,957.10
                                                            -----------

                               Total                        $ 97,500.00
                                                            ===========


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     No securities have been sold by the small business issuer within the past three years without registering the securities under the Securities Act of 1933.

ITEM 27. EXHIBITS

     The following exhibits are filed herein:



 EXHIBIT NO.                               DESCRIPTION
 -----------                               -----------

     1*             Form of Underwriting Agreement between Citizens First
                    Corporation and J.J.B. Hilliard, W.L. Lyons, Inc.

    3.1*            Articles of Restatement and Amendment to Articles of
                    Incorporation of Bowling Green Investors, Ltd. (now Citizens
                    First Corporation)

    3.2*            Amended and Restated Bylaws of Citizens First Corporation

    3.3*            Articles of Amendment to Articles of Restatement and
                    Amendment to Articles of Incorporation of Citizens First
                    Corporation

     4*             Articles of Restatement and Amendment to Articles of
                    Incorporation of Bowling Green Investors, Ltd. (now Citizens
                    First Corporation) (included in Exhibit 3.1)

     5* Opinion of Stoll, Keenon & Park, LLP as to the validity of the shares of Citizens First Corporation Common Stock being registered

    10.1*           Employment Agreement between Citizens First Corporation and
                    Mary D. Cohron

    10.2*           First Amendment to Employment Agreement between Citizens
                    First Corporation and Mary D. Cohron

    10.3*           Employment Agreement between Citizens First Corporation and
                    John T. Perkins

    10.4*           Employment Agreement between Citizens First Corporation and
                    Gregg A. Hall

    10.5*           Bank Contract for Electronic Data Processing Services and
                    Customerfile System between Fiserv Bowling Green and
                    Citizens First Bank (in organization)

    10.6*           Promissory Note secured by Real Estate Mortgage and Security
                    Agreement and Stock Pledge (issued by Citizens First
                    Corporation for benefit of First Security Bank of Lexington)

    10.7*           Deed of Conveyance from David A. and Karla N. Dozer to
                    Citizens First Corporation

    10.8*           Security Agreement and Stock Pledge between Citizens First
                    Corporation and First Security Bank of Lexington

    10.9*           Mortgage from Citizens First Corporation to First Security
                    Bank of Lexington

   10.10*           Commercial Line of Credit Agreement and Note between
                    Citizens First Corporation and First Security Bank of
                    Lexington




    10.11*          Assignment of Securities Account by Citizens First
                    Corporation

    10.12*          Employment Agreement between Citizens First Corporation and
                    Barry D. Bray

    10.13*          Consulting Agreement between Citizens First Corporation and
                    The Carpenter Group

    10.14*          Lease Agreement between Citizens First Corporation and
                    Midtown Plaza, Inc.

     11             Statement re:  computation of per share earnings

     21*            Subsidiaries of Citizens First Corporation

    23.1            Consent of KPMG LLP

    23.2*           Consent of Stoll, Keenon & Park, LLP (included in Exhibit 5)

     24*            Power of attorney from officers and directors of the Company

    27.1            Financial Data Schedule for the nine months ended September
                    30, 1998

    27.2            Financial Data Schedule for the year ended December 31, 1997

    27.3            Financial Data Schedule for the year ended December 31, 1996


------------------
*Previously filed.

ITEM 28. UNDERTAKINGS

     The undersigned small business issuer hereby undertakes:

     (1) That for the purposes of determining any liability under the Securities Act of 1933 (the "Act"), it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (2) That for the purposes of determining any liability under the Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, in the City of Bowling Green, Commonwealth of Kentucky on this the 8th day of February, 1999.



                                         CITIZENS FIRST CORPORATION


                                          By: /s/ Mary D. Cohron
                                              ---------------------------------
                                              Mary D. Cohron
                                              Chief Executive Officer







         In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement was signed by the following persons in the capacities and on the dates stated.





SIGNATURES                          TITLE                             DATE
----------                          -----                             ----

/s/ Floyd H. Ellis*         Chairman of the Board of            February 8, 1999
------------------------    Directors
Floyd H. Ellis


/s/ Mary D. Cohron          President; Chief Executive          February 8, 1999
------------------------    Officer; Director
Mary D. Cohron              (Principal Executive Officer)


/s/ Gregg A. Hall*          Chief Financial Officer             February 8, 1999
------------------------    (Principal Financial and
Gregg A. Hall               Accounting Officer)





SIGNATURES                          TITLE                             DATE
----------                          -----                             ----

/s/ Billy J. Bell*            Director                          February 8, 1999
------------------------
Billy J. Bell


/s/ Joe B. Natcher, Jr.*      Director                          February 8, 1999
-------------------------
Joe B. Natcher, Jr.


/s/ Jerry E. Baker*           Director                          February 8, 1999
-------------------------
Jerry E. Baker


/s/ James H. Lucas*           Secretary; Director               February 8, 1999
-------------------------
James H. Lucas


/s/ John T. Perkins*          Chief Operating Officer;          February 8, 1999
-------------------------     Director
John T. Perkins

*By:  /s/ Mary D. Cohron
    ---------------------
       Mary D. Cohron
       Attorney-in-Fact


                           CITIZENS FIRST CORPORATION
                                    FORM SB-2
                                  EXHIBIT INDEX




EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------

    1*              Form of Underwriting Agreement between Citizens First
                    Corporation and J.J.B. Hilliard, W.L. Lyons, Inc.

   3.1*             Articles of Restatement and Amendment to Articles of
                    Incorporation of Bowling Green Investors, Ltd. (now Citizens
                    First Corporation)

   3.2*             Amended and Restated Bylaws of Citizens First Corporation

   3.3*             Articles of Amendment to Articles of Restatement and
                    Amendment to Articles of Incorporation of Citizens First
                    Corporation

    4*              Articles of Restatement and Amendment to Articles of
                    Incorporation of Bowling Green Investors, Ltd. (now Citizens
                    First Corporation) (included in Exhibit 3.1)

    5* Opinion of Stoll, Keenon & Park, LLP as to the validity of the shares of Citizens First Corporation Common Stock being registered

   10.1*            Employment Agreement between Citizens First Corporation and
                    Mary D. Cohron

   10.2*            First Amendment to Employment Agreement between Citizens
                    First Corporation and Mary D. Cohron

   10.3*            Employment Agreement between Citizens First Corporation and
                    John T. Perkins

   10.4*            Employment Agreement between Citizens First Corporation and
                    Gregg A. Hall

   10.5*            Bank Contract for Electronic Data Processing Services and
                    Customerfile System between Fiserv Bowling Green and
                    Citizens First Bank (in organization)

   10.6*            Promissory Note secured by Real Estate Mortgage and Security
                    Agreement and Stock Pledge (issued by Citizens First
                    Corporation for benefit of First Security Bank of Lexington)

   10.7*            Deed of Conveyance from David A. and Karla N. Dozer to
                    Citizens First Corporation

   10.8*            Security Agreement and Stock Pledge between Citizens First
                    Corporation and First Security Bank of Lexington

   10.9*            Mortgage from Citizens First Corporation to First Security
                    Bank of Lexington

   10.10*           Commercial Line of Credit Agreement and Note between
                    Citizens First Corporation and First Security Bank of
                    Lexington

   10.11*           Assignment of Securities Account by Citizens First Corporation

   10.12*           Employment Agreement between Citizens First Corporation and
                    Barry D. Bray

   10.13*           Consulting Agreement between Citizens First Corporation and
                    The Carpenter Group

   10.14*           Lease Agreement between Citizens First Corporation and
                    Midtown Plaza, Inc.

    11              Statement re: computation of per share earnings

    21*             Subsidiaries of Citizens First Corporation

   23.1             Consent of KPMG LLP

   23.2*            Consent of Stoll, Keenon & Park, LLP (included in Exhibit 5)

    24*             Power of attorney from officers and directors of the Company

   27.1             Financial Data Schedule for the nine months ended September
                    30, 1998

   27.2             Financial Data Schedule for the year ended December 31, 1997

   27.3             Financial Data Schedule for the year ended December 31, 1996



---------------------
*Previously filed.